EXECUTION VERSION

Certain portions of this document have been omitted pursuant to Items 601(a)(5) and 601(b)(2) of Regulation S‑K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. A copy of any omitted portion will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that Zynga may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

Exhibit 2.1

MASTER BUSINESS TRANSFER AGREEMENT

among

ZYNGA INC.

[***] (Beijing Fotoable Technology Limited)

Funjoy Technology Limited ([***])

[***] (Beijing Guoren Interactive Technology Co., Ltd.)

[***] (Shanghai Xianke Guanchen Management Center)

[***] (Shanghai Lanfeng Tuoyuan Management Center (Limited Partnership))

Lvy Technology Limited ([***])

and

[***] (Beijing StarLark Technology Co., Ltd.)

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EXHIBITS

Exhibit AGames and Services Handover

Exhibit B	Trademark Assignment and Domain and Social Media Transfer Agreement

Exhibit CTransition Services Agreement

Exhibit DEscrow Agreement

Exhibit ELicense Agreement

Exhibit FRetained Account Agent Agreement

Exhibit GShare Purchase Agreement

Exhibit HEquity Transfer Agreement

Exhibit IRestrictive Covenant Agreement

Exhibit JEmployment Agreement

Exhibit KEmployee Intellectual Property Assignment Agreement

Exhibit LProprietary Information and Inventions Assignment Agreement

Exhibit MEmployee Termination Agreement

Exhibit NContingent Worker Agreements

SCHEDULES

Schedule 2.1Purchased Assets

Schedule 3.13Transferred Employees

Schedule 5.2Restructuring Plan

DISCLOSURE SCHEDULE

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MASTER BUSINESS TRANSFER AGREEMENT

MASTER BUSINESS TRANSFER AGREEMENT, dated as of August 3, 2021 (this “Agreement”), among

(i)	ZYNGA INC., a Delaware corporation (“Buyer”), located at 699 8th Street, San Francisco, CA USA 94103,
(ii)

[***] (Beijing Fotoable Technology Limited) (“Fotoable”), a company limited by shares incorporated under the Laws of the PRC, whose registered address is [***] (F4,B6,Northern Territory,No.66,Rd.Xixiaokou,Haidian,Beijing),

(iii)

[***] (Beijing Guoren Interactive Technology Co., Ltd.) (“Guoren,” together with Fotoable, collectively, the “Seller”), a limited liability company incorporated under the Laws of the PRC, whose registered address is [***] (503-A、502-A, Building B6, No. 66 XiXiaokou Road, Haidian District, Beijing),

(iv)

FUNJOY TECHNOLOGY LIMITED ([***]) (“HK Funjoy”), a private company limited by shares incorporated under the Laws of Hong Kong with registration number 2903200 and whose registered address is Room 09, 27/F, Ho King Commercial Centre, 2-16 Fa Yuen Street, Mongkok, Kowloon, Hong Kong,

(v)

[***] (Shanghai Xianke Guanchen Management Center) (“Shanghai Xianke”), a sole proprietorship enterprise established under the Laws of the PRC, whose registered address is [***] (No. 1800, Panyuan Highway, Changxing Town, Chongming District, Shanghai (Shanghai Taihe Economic Development Zone)),

(vi)

[***] (Shanghai Lanfeng Tuoyuan Management Center (Limited Partnership)) (“Shanghai Lanfeng”), a limited partnership established under the Laws of the PRC, whose registered address is [***] (No. 1800, Panyuan Highway, Changxing Town, Chongming District, Shanghai (Shanghai Taihe Economic Development Zone)) ,

(vii)

Lvy Technology Limited ([***]) (“HKCo”), a private company limited by shares incorporated under the Laws of Hong Kong, with registration number 3059155 and whose registered address is ROOM 1201, 12/F, Tai Sang Bank Building, 130-132 Des Voeux Road, Central, Hong Kong, and

(viii)

[***] (Beijing StarLark Technology Co., Ltd.), a limited liability company incorporated under the Laws of the PRC, whose registered address is [***] (501-A, Building B6, No.66 Xixiaokou Road, Haidian District, Beijing) (“Spinoff Company”),

each a “Party” and collectively the “Parties”.

RECITALS

A.Seller Group is engaged in the business of creating, designing, developing, manufacturing, selling, distributing and marketing Golf Rival and Disc Golf Rival as commercially

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available games and projects code-named [***] as games under development (together with all versions (released and unreleased) and prototypes (whether whole or in part) of the foregoing games as well as any variations and derivatives of such games existing as of the Closing Date, collectively the “Games”) (the “Business”).

B.Seller Group wishes to sell to Buyer, and Buyer wishes to purchase from Seller Group, the Games and all the assets and businesses of the Business and in connection therewith, Buyer is willing to assume certain liabilities and obligations of the Seller Group relating thereto, all upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1Certain Defined Terms

.  For purposes of this Agreement:

“Action” means any claim, action, cause of action, suit, litigation, arbitration, investigation, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Share Purchase Agreement, Equity Transfer Agreement, Transfer Protocols, Trademark Assignment and Domain and Social Media Transfer Agreement, Transition Services Agreement, Escrow Agreement, License Agreement, Retained Account Agent Agreement, Employee Termination Agreements, Employment Agreements (and related agreements and instruments referenced therein, including Proprietary Information and Inventions Assignment Agreements and Employee Intellectual Property Assignment Agreements), Contingent Worker Agreements, Restrictive Covenant Agreement, Replacement Lease, Employee Intellectual Property Assignment and all other agreements entered into at or prior to the Closing by Buyer and/or any member of Seller Group in connection with this Agreement or the transactions contemplated hereby.

“App Store Connect Account” means a developer account on the digital distribution platform developed and operated by Apple Inc. for mobile applications.

“Applicable Accounting Standards” means the generally accepted accounting standards, regulations and principles in the PRC.

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“Business Database” means an electronic or other database containing (in whole or in part) User Data or proprietary or confidential information of Seller Group that is maintained by or under the control of Seller Group at any time relating to, used or held for use in connection with the Business.

“Business Day” means any day, that is not a Saturday, a Sunday or a day on which commercial banks in Beijing, Hong Kong and California are authorized or required by applicable Law to close.

“Business IP” means (i) all Intellectual Property Rights and all Intellectual Property arising from, used in or pertaining to any Game or any methods or processes used to create, design, develop, manufacture, offer, sell, operate, distribute and market any Game, including all Business Software and (ii) all other patents, copyrights, trademarks and other Intellectual Property Rights relating to the Purchased Assets or the Business in which Seller Group has (or purports to have) an ownership interest or an exclusive license or similar exclusive right, in each case excluding the Excluded IP.

“Business IP Contract” means any Contract to which Seller Group is or was a party or by which Seller Group is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Business IP or any other Intellectual Property developed by, with, or for Seller Group relating to, used in or held for use in the Business.

“Business Privacy Policy” means each external or internal, privacy policy or information notice of Seller Group relating to or used in connection with any of the Games or the Business, including, but not limited to, any policy or information notice relating to: (i) the collection, storage, disclosure, transfer, or other Processing of any Personal Data including User Data; or (ii) the Processing of information and Personal Data about individuals who are members, Employees, independent contractors, or service providers (or representatives of such independent contractors or service providers) of Seller Group.

“Business Records” means all books, records, ledgers, files or other similar information of Seller Group related to, used or held for use in connection with the Purchased Assets or the Business, including internal reports, user lists, User Data or other analytical data with respect to individual customers or customer devices of the Games, vendor lists, partner lists, correspondence, mailing lists, revenue records, invoices, advertising materials, records of operation, manuals of operations or business procedures including internal policies, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, and accounting records (but excluding the organizational documents, minute and membership record books and company seal of Seller Group) as set forth in Schedule 2.1 (Purchased Assets).

“Business Software” means Software (including Software code) owned, designed, developed (or currently being developed), used, marketed, distributed, provided, published, licensed or sold by Seller Group at any time relating to or in respect of the Business (including any Software that is part of, or is used in the design, development, distribution, publication, testing, maintenance, or support of, any Game, but excluding any third-party Software that is commercially

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available “off-the-shelf” software licensed pursuant to shrink-wrap or click-through agreements or that is generally available on standard commercial terms for an aggregate license fee of less than US$1,000 and is licensed to Seller Group for internal use, in object code form, and on a non-exclusive basis and is not incorporated into, or used in the development, testing, distribution, maintenance, or support of, any Game and that is not otherwise material to the Business).

“Buyer Stock” means the Class A common stock, par value US$0.00000625 per share of Buyer listed on the NASDAQ Global Select Market.

“Buyer Stock Price” means US$10.4950 per share of Buyer Stock, being the average closing sales price per share rounded to four decimal places of Buyer Stock as reported on the NASDAQ Global Select Market during the thirty (30) consecutive trading day period immediately prior to the date of this Agreement (as adjusted to reflect any stock split, reverse stock split, stock dividend or similar transaction impacting the Buyer Stock which may be made by Buyer after the date of this Agreement).

“Cash Balance” means the amount of cash retained in the bank account of the Spinoff Company at the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contingent Worker” means non-full time employees, including part-time employees who have executed a part-time agreement, independent contractors who have executed an independent contractor agreement and interns who have executed an internship agreement with the Seller Group to engage in the Business.

“Contingent Worker Agreements” means each contract of engagement (including without limitation to part-time agreements, independent contractor agreements or internship agreements) and Proprietary Information and Inventions Assignment Agreements to be executed between Spinoff Company or other entity designated by Buyer and each Contingent Worker among the Transferred Employees, prepared by Buyer and in form and substance satisfactory to Buyer, in the forms set forth in Exhibit N.

“Contract” means any contract, commitment, agreement, arrangement, undertaking or understanding (including any note, bond, mortgage, indenture, lease, license, permit, franchise, instrument, warranty, assignment, release or obligation), whether written or oral where binding.

“control,” including the terms “controlled by” and “under common control with,” means, when used with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or managers or similar body governing the affairs of such Person.

“Controlled Business IP” means all Business IP that is not owned by Seller Group but is licensed perpetually and exclusively to Seller Group.

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“Copyleft Terms” means any terms of any license commonly referred to as an “open source”, “free software”, “copyleft”, or “community source code” license or any similar license, in each case that require, as a condition of or in connection with the Seller Group’s use, incorporation, linking, reproduction, modification or distribution of such licensed Software or Intellectual Property as currently used, incorporated, linked, reproduced, modified, or distributed, that (i) the source code for any Business Software or other Business IP be disclosed, made available, offered, delivered, or distributed in source code form, (ii) any Business Software or other Business IP be redistributable at no or minimal charge to subsequent licensees or be subject to any restriction on the consideration to be charged for the distribution thereof, (iii) authorization is granted allowing the creation of modifications to or derivatives works of any Business Software or other Business IP, or (iv) any Business Software or other Business IP be subject to a requirement that any Intellectual Property Rights related to such Business Software or other Business IP are either licensed to or may not be asserted against, any Person.

“Data Protection Laws” means all Laws regulating the Processing of Personal Data, or privacy and electronic communications, each to the extent applicable, and each as amended, consolidated or replaced from time to time.

“date hereof” and “date of this Agreement” means the date of this Agreement as set forth in the introduction to this Agreement.

“Debt” means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contracts, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) for the capitalized Liability under all capital leases of such Person (determined in accordance with Applicable Accounting Standards), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contracts relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such Contract is terminated at the Closing, and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Employee Data” means any Personal Data collected by or on behalf of Seller Group relating to the Transferred Employees.

“Employment Agreements” means each employment contract and Proprietary Information and Inventions Assignment Agreements to be executed between Spinoff Company and each full-time Transferred Employee, in the form as set forth in Exhibit J.

“Employee Intellectual Property Assignment Agreement” means an assignment to Seller, or exclusive license (where assignment is not feasible or the assignment has not been approved for any reason), of all rights to any and all work product created by the Employees during the course of employment with the Seller or any member of the Seller Group, in the form set forth in Exhibit K.

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“Employee Plans” means, in each case applicable to any of the Transferred Employees, any and all employment, consulting, severance or other similar Contracts, arrangements or policies and each plan, arrangement (written or oral), program, agreement or commitment providing for compensation, insurance coverage (including any self-insured arrangements), social insurance, housing fund contributions, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, options, warrants, appreciation rights, purchases of equity interests or other forms of incentive compensation or post-retirement insurance, compensation or benefits that is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller Group or under which Seller may incur any Liability.

“Employee Termination Agreement” means a bilateral mutual termination agreement between an Employee and Seller Group, whereby an Employee of the Business agrees to become a Transferred Employee by agreeing to terminate his or her employment with Seller Group, in the form as set forth in Exhibit M.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, deed of trust, lien, option, pledge, charge, encumbrance, security interest, easement, encroachment, right of first refusal, adverse claim by a third-party or restriction, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, ability to license, quiet enjoyment, transfer, receipt of income or exercise of any other attribute of ownership.

“Escrow Agent” means JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch under the Escrow Agreement.

“Escrow Amount” means US$40,000,000 in cash.

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any interest or other amounts earned thereon, as partial security for Seller’s indemnification obligations set forth in Article VIII (Indemnification).

“Excluded Assets” means (i) Seller Group’s existing games and games under development other than the Games (which, for the avoidance of doubt, include all versions of such games as well as the iterations, sequels, and derivatives of such games) and (ii) Seller’s Contracts and assets that are not related to, used in or held for use in connection with the Games or the Business.

“Excluded IP” means any Software that is commercially available “off-the-shelf” software licensed pursuant to shrink-wrap or click-through agreements or that is generally available on standard commercial terms for an aggregate license fee of less than US$1,000 and is licensed to Seller Group on a non-exclusive basis and is not incorporated into the development, testing, distribution, maintenance, or support of, any Game and that is not otherwise material to the Business.

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“Game-Related Services” means services provided by third parties used to support the commercial operation of the Games for the Business, including services for advertising, monetization, user acquisition, data analytics, and cloud servers.

“Google Play” means an operating system used for mobile devices manufactured by Google.

“Google Play Developer Account” means a developer account on the digital distribution platform developed and operated by Google for mobile applications.

“Google Play Games” means each of the Games that is offered on Google’s Google Play platform for which Seller Group has one or more Google Play Developer Accounts.

“Governmental Authority” means any federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any Liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other Liabilities of such partnership or venture.

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Intellectual Property” means and includes all art assets, game engines, content, algorithms, application keys, application programming interfaces, apparatus, databases and data collections, diagrams, domain names, formulae, graphics, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, processes, proprietary information, protocols, psd source files, schematics, specifications, Software, Software code (in any form including Source Code and executable or object code), subroutines, techniques, three-dimensional models, URLs, user interfaces, websites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one (1) or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations and regions throughout the world,

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all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations and regions throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations and regions throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer Software, (including Source Code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, proprietary business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“iOS” means an operating system used for mobile devices manufactured by Apple Inc.

“iOS Games” means each of the Games that is offered on Apple Inc.’s iOS platform for which Seller Group has one or more App Store Connect Accounts.

“IT Assets” means the Software, Business Database (for clarity, excluding any data contained in such databases), servers, computers, hardware, networks, routers, and other information technology or communication equipment used in, and which are material to the operation of, the Business, the Games and the Purchased Assets and set forth on Schedule 2.1.

“IT Contracts” means all Contracts relating to any of the IT Assets or under which any third party provides or is obliged to provide any element of, or services relating to, any of the IT Assets.

“Key Employees” means [***].

“Key Persons” means [***].

“knowledge” of an individual of a particular fact or other matter means such individual is actually aware of such fact, circumstance, event or other matter or would reasonably be expected to have obtained knowledge of such fact, circumstance, event or other matter if such individual had made reasonable enquiries.  Seller Group Warrantors shall be deemed to have “knowledge” of a particular fact or other matter if any Key Person or Key Employee has “knowledge” of such fact or other matter.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority of any jurisdiction.

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“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under Applicable Accounting Standards to be accrued on the financial statements of such Person.

“Licensed Business IP” means any Intellectual Property Rights or other Intellectual Property licensed by third-parties to Seller pursuant to any Third-Party Business IP Licenses relating to, used in or held for use in the Business.

“Losses” means any losses, damages, Liabilities, deficiencies, claims, lost profits, diminution of value, interest, awards, judgments, penalties, Taxes, costs and expenses (including reasonable and documented attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing, but excluding any indirect, consequential, punitive or exemplary damages, except to the extent actually paid to a third-party in connection with a Third-Party Claim or arising out of or relating to fraud or intentional misrepresentation).

“Management Accounts” means unaudited profit and loss account of the Business for the fiscal years ended [***] and the one-month periods ended [***], as set forth in Section 3.8(a) of the Disclosure Schedule.

“Management Accounts Date” means [***].

“Material Adverse Effect” means any event, change, circumstance, effect or occurrence (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the Purchased Assets, the condition (financial or otherwise), operations, results of operations of the Games or the Business, taken as a whole, or (ii) the ability of any Party (other than (x) Buyer and (y) (after the relevant Transfer Date) the Target Companies) to perform its obligations under, and consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which a member of Seller Group is a party; provided, however, that, in the case of clause (i) above, no Effect shall constitute or be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such Effect arises out of or results from: (a) the public announcement of this Agreement or any of the transactions contemplated hereby (other than for purposes of any representation or warranty set forth in Section 3.4 (Governmental Authorization), Section 3.5 (No Conflict; Required Filings and Consents) and any other representations and warranties relating to required consents or approvals, change in control provisions or similar provisions granting rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement); (b) changes affecting the industry in the jurisdiction in which the Business operates; (c) changes in general economic or business conditions in the jurisdiction in which the Business operates; (d) changes in the financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (e) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of terrorism in the jurisdiction in which the Business operates, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack in the jurisdiction in which the Business operates, or any of such jurisdiction’s territories, possessions, or diplomatic or consular offices; (f) any action taken by any

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Party other than Buyer that is expressly contemplated or permitted by this Agreement or any Ancillary Agreements or otherwise taken (or omitted to be taken) at the request of Buyer; (g) changes in Applicable Accounting Standards or applicable Laws (or interpretation thereof); (h) any acts of God, calamities, including weather events, fires, natural disasters and earthquakes, or any epidemics, pandemics, contagious disease outbreaks (such as COVID‑19) or public health emergencies; or (i) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by Business to meet any projections or forecasts for any period; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (b), (c), (d), (e), (g) and (h) above may constitute, and be taken into account in determining the occurrence of, a Material Adverse Effect if such change or event has a disproportionate impact on the Business relative to other participants in the industry in the jurisdiction in which the Business operates.

“Open Source Code” means Software or similar subject matter that is distributed under an open source license (such as, by way of example only, any Copyleft terms, Apache License, the MIT License, the GNU Public License, and any variant or derivative of any of the foregoing licenses), any other license approved as an open source license by the Open Source Initiative, or any similar license (including Copyleft terms).

“Operational Readiness” means that as of the Closing Date, the Spinoff Company has achieved the operational readiness to implement and function for its intended business, which includes, among others, (i) all Contracts with the vendors and providers in relation to the Games and Business shall be valid and enforceable, (ii) all operations systems, information technology systems, and other business processes shall be sufficient for transacting and operating the business of Spinoff Company, including, among others, payroll and banking, and having other regulatory approvals necessary for business operations, (iii) the governance structure of the Spinoff Company proposed by Buyer shall have been implemented and effective, and (iv) the leased areas under the Replacement Lease shall have been renovated and improved pursuant to the requirements of the Buyer.

“Owned Business IP” means all Business IP in which Seller Group has or purports to have an ownership interest.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, Seller by a Governmental Authority with respect to the operation of the Business or the ownership or use of the Purchased Assets, and all pending applications therefor and amendments, modifications and renewals thereof.

“Permitted Encumbrance” means any end-user license for any Game granted by the Seller Group to customers (i.e., end users of the Games) in the ordinary course of business consistent with past practices on licensing terms in all material respects the same as those in effect as of the date of this Agreement.

“Person” means a natural person, corporation, partnership, limited liability entity, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and any successor of any of the foregoing.

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“Personal Data” means, (i) “personal data”, “personal information”, “personally identifiable information”, “PII” or similar term as such terms are defined under Data Protection Laws or in any privacy policy or public-facing written statement in the Business website, or (ii) any information relating to an identified or identifiable natural person (whether such natural person is one who can be identified directly or indirectly) and including, but not limited to, a natural person’s name, street address, telephone number, e-mail address, IP address, device identifier, login details, account details, photograph, social security number, driver’s license number, passport number, credit card number, other customer or account number, persistent identifier that can be used to directly or indirectly recognize a natural person, social media handle or account information.

“Personal Property” means all machinery, equipment, devices, furniture, furnishings, tools, office supplies, computer hardware and other tangible personal property owned or leased by Seller Group and primarily related to, used or held for use in connection with the Business.

“Post-Closing Tax Period” means (i) any Tax period beginning after the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period beginning after the Closing Date.

“PRC” or “China” means the People’s Republic of China, excluding for purposes of this Agreement only, Hong Kong, Taiwan and the Macao Special Administrative Region.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Prepaid Items” means all credits, prepaid expenses (including ad valorem Taxes, leases and rentals), advance payments, security deposits, escrows and other prepaid items of Seller primarily relating to the Purchased Assets.

“Processing”, including the term “Process,” means, with respect to any Employee Data, Personal Data, or User Data, the collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure, or destruction of such data.

“Proprietary Information and Inventions Assignment Agreements” means agreements to be entered into between Transferred Employees and Spinoff Company, in the form as set forth in Exhibit L.

“Registered Business IP” means all Business IP that is registered, filed, or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Replacement Lease” means the lease and its supplementary agreement, each dated [***], entered into by Spinoff Company and [***].

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“Representatives” means, with respect to a Person, the officers, directors, managers, principals, employees, agents, auditors, counsel, advisors, bankers and other representatives of such Person.

“Required Employee Payments” means unpaid obligations to Employees payable by any Target Company, including change of control or exit bonuses or similar payments, retention, salary, bonus, royalty, statutory severance, accrued but unused annual leave, vacation or sick time, other termination payments, or other benefit payment or other obligations to Employees or contractors of Seller for periods prior to and including the Closing Date and any other amounts that become payable upon execution of this Agreement or consummation of the transactions contemplated hereby, including Taxes payable in connection therewith.

“Required Employee Payments Schedule” means a schedule, which itemizes cost breakdown as to each individual in respect of the nature and amount, of all Required Employee Payments.

“Restrictive Covenant Agreement” means the restrictive covenant agreement in the form of Exhibit I (Restrictive Covenant Agreement) to be entered into among each member of Seller Group, each Key Person and Buyer.

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Business, the Purchased Assets or the Assumed Liabilities, including:  (i) all rights under any Transferred Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Business IP, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the Laws of any jurisdiction; and (iii) all rights under all guarantees, warranties, indemnities and insurance policies.

“RMB” means renminbi, the lawful currency of the PRC.

“Sanctioned Person” means any Person with whom or which any of the Sanctions prohibit a Person from engaging in transactions, and includes without limitation, any Person that appears on any of the lists of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), such as the Specially Designated Nationals And Blocked Persons List or other similar lists.

“Sanctions” means any sanctions program administered by any applicable Governmental Authority, including any program promulgated, implemented or administered by OFAC, any order or license issued by, or under authority delegated by, the President of the United States in connection with a sanctions program thus administered by OFAC, the United States Department of State, her Majesty’s Treasury of the United Kingdom, the European Union, the United Nations Security Council, or any other applicable sanctions authority.

“Security Breach” shall mean any (i) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Personal Data or sensitive data; (ii) unauthorized or unlawful Processing,

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sale, or rental of Personal Data or sensitive data; or (iii) breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data or sensitive data.

“Seller Contract” means any Contract arising from or related to the Business or the Purchased Assets (including any Business IP Contract) or Assumed Liabilities to which Seller is a party, under which Seller may have any rights or by which Seller, the Business or any of the Purchased Assets or Assumed Liabilities may be bound (which, for the sake of clarification, shall include the License Agreement).

“Seller Fundamental Representations” means the representations and warranties in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3 (Capitalization and Ownership of HKCo and Spinoff Company), Section 3.4 (Governmental Authorization), Section 3.5(a)(i) (No Conflict), Section 3.6 (Title to Assets; Sufficiency of Assets), Section 3.9(a) (Absence of Certain Changes)  and Section 3.11 (No Undisclosed Liabilities).

“Seller Group” means, collectively: (i) for purposes of Article III (Representations and Warranties of Seller Group and Target Group) and Section 6.1 (Tax Matters) (including any defined terms used therein), Fotoable, Guoren and HK Funjoy and the Target Companies for all periods up to their respective Transfer Date; and (ii) for all other purposes, Fotoable, Guoren and HK Funjoy.

“Seller Group Warrantors” means, collectively, Fotoable, Guoren, HK Funjoy, Shanghai Xianke and Shanghai Lanfeng.

“Seller Operational Representations” means the representations and warranties contained in Article III (Representations and Warranties of Seller Group and Target Group) other than the Seller Fundamental Representations.

“Seller Representatives” means, with respect to the Seller Group, the officers, directors, managers, agents, and other authorized representatives of the Seller Group.

“Seller Tax Representations” means the representations and warranties contained in Article VI (Tax Matters).

“Software” means:  all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in Source Code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Source Code” means the Software programming code (including, without limitation, Unity, C#, DotNet, Objective-C, C++ server and JAVA, source code for cloud environments, such as JavaScript and Python, and any scripts, definition files, and other code related to deployment)

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expressed in human readable language and any scripts or files that relate to infrastructure providing such programming code.

“Subsidiary” means, with respect to a Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax Return” means a report, return, form (including elections, declarations, amendments, claims for refund, schedules, information returns or attachments thereto) or other information supplied or filed or required to be supplied to or filed with a Governmental Authority with respect to Taxes.

“Taxes” means:  (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, value added, withholding, payroll, employment, social insurance (including pension, medical, unemployment, worker injury, and maternity insurance), housing fund, disability, excise, severance, stamp, capital stock, production, business and occupation, registration, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto (or in lieu thereof); (ii) any Liability for payment of amounts described in clause (i) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any Liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other Contract;

“Transaction Expenses” means all expenses incurred by or on behalf of the Parties hereto (or any of their respective employees or Affiliates) in connection with the negotiation, preparation or execution of this Agreement, the Ancillary Agreements and the performance or consummation of the transactions contemplated hereby or thereby (whether payable before, at or after the Closing), including legal fees, financial or other advisor fees and accounting fees, third-party consent and regulatory filing fees, change of control or other transaction bonuses or other expenses incurred by the Parties hereto (or any of their respective employees or Affiliates) in connection therewith.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the Buyer’s transfer agent for the Stock Consideration.

“Transfer Date” means, with respect to a Target Company, the date on which all issued and outstanding equity securities of such Target Company have been transferred to the Buyer or its Affiliate, pursuant to the terms and conditions of the Share Purchase Agreement or the Equity Transfer Agreement (as applicable) and this Agreement.

“Transfer Taxes” means any transfer taxes (including excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, property, transfer, levies, charges and fees and excluding any taxes based on income or gain) imposed on the transfer of the legal and beneficial ownership of the Purchased Assets and the Target Equity contemplated under this

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Agreement and the Ancillary Agreements (in each case, excluding any Tax arising out of or in connection with the Restructuring).

“Transferred Employees” means Employees who will have executed an Employee Agreement or who will otherwise have transferred in accordance with Law to Spinoff Company as at Closing.

“User Data” means any Personal Data collected by or on behalf of Seller Group from users of any Game (regardless of how the user accesses such Game).

Section 1.2Table of Definitions

.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Acquisition Transaction	5.4(b)
Assumed Liabilities	2.3
Business Data Processing Contract	3.17(p)(iv)
Buyer Reports	4.4
Cash Consideration	2.6
Claim Notice	8.2(a)
Closing	2.7(a)
Closing Date	2.7(a)
Commission	5.13
Confidential Information	5.1
Confidentiality Agreement	5.1
controlled foreign corporation	6.1(f)
Counsel	9.2(d)(i)
Direct Claim	8.2(c)
Disclosure Schedule	Article III
domestic corporation	6.1(e)
e-mail	11.6
Employees	3.13(a)
Equity Transfer Agreement	2.7(b)(xii)
Escrow Account	2.7(c)(ii)
Escrow Agreement	2.7(b)(vii)
Escrow Claim	9.2(c)
Escrow Period	9.2(a)
Estimated Liability	9.2(d)
Exchange Act	3.20(j)
Excluded Contracts	2.2(a)
Excluded Liabilities	2.4

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Harmful Code	3.17(k)
Higher Cap Amount	8.3(b)(i)
HKCo Shares	3.3(a)
HKIAC	11.11(b)
Indemnified Parties	8.1(a)
Indemnifying Parties	8.1(a)
License Agreement	2.7(b)(viii)
Material Contracts	3.21(a)
Non-Buyer Party	3.1
Purchase Price	2.6
Purchased Assets	2.1(a)
Registration Statement	5.13
Restricted Mark	3.17(g)(ii)
Restructuring	5.2(a)
Restructuring Plan	5.2(a)
Retained Account Agent Agreement	2.7(b)(ix)
SEC	4.4
Securities Act	2.10, 3.20(h)
Share Purchase Agreement	2.7(b)(x)
Spinoff Company Equity	3.3(a)
Stock Consideration	2.6
surrogate foreign corporation	6.1(e)
Target Companies	2.1(a)
Target Equity	2.1(a)
Tax Indemnity	8.1(a)(iii)
Third-Party Business IP Licenses	3.17(b)
Third-Party Claim	8.2(a)
Trade Control Laws	3.10(c)
Trademark Assignments	2.7(b)(v)
Transfer Protocols	2.7(b)(iv)
Transferred Contracts	2.1(a)(i)
Transition Period	5.8(a)
Transition Services Agreement	2.7(b)(vi)
U.S. Person	3.20(c)
United States real property interest	6.1(g)

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Article II
PURCHASE AND SALE

Section 2.1Purchase and Sale of Assets

.

(a)Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller Group shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer, and Buyer shall purchase from Seller Group, (x) all of Seller Group’s right, title and interest, direct or indirect, in and to the Games, and all other assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), whether now existing or hereafter acquired prior to the Closing Date, related to, used or held for use in connection with the Business, as the same shall exist on the Closing Date, other than the Excluded Assets (collectively, the “Purchased Assets”); and (y) all the equity interests in HKCo and Spinoff Company (collectively, the “Target Companies” and such equity interest, the “Target Equity”) and all rights attached thereto, in each case of (x) and (y) free and clear of any Encumbrances (other than, in case of (x) the Permitted Encumbrances), including:

(i)all of Seller Group’s and Target Companies’ Contracts set forth in Schedule 2.1 (Purchased Assets) to be assigned or to be terminated and replaced, and Contracts of the Business as consented by Buyer as entered into between the date hereof and the Closing Date (including for the avoidance of doubt, the License Agreement) (the “Transferred Contracts”);

(ii)all accounts receivable attributable to operation of the Business and accruing after Closing (including in respect of the transitional arrangements pursuant to Section 5.8 (Transition Period), even where such accounts receivable are pursuant to an Excluded Contract) which, for the avoidance of doubt, may be paid or become payable before the Closing;

(iii)all Licensed Business IP (excluding Excluded IP);

(iv)all transferable licenses, Permits or other governmental authorization relating in any way to, the Business or the Purchased Assets;

(v)the trademarks (including Restricted Marks, if any) and all other Owned Business IP (including those set forth in Section 3.17(a) of the Disclosure Schedule) and tangible embodiments thereof relating to the Games;

(vi)all service accounts relating to the commercial operation of the Games;

(vii)all Source Code relating to the Business;

(viii)all development, publishing and operation employees relating to the Games (including the Transferred Employees);

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(ix)the Personal Property set forth on Schedule 2.1 (Purchased Assets) and such other Personal Property as may be acquired for use in the Business between the date hereof and the Closing Date;

(x)all Business Records;

(xi)all Prepaid Items;

(xii)all Rights and User Data relating to users of the Games;

(xiii)all cash and cash equivalents, including bank accounts and checking accounts of HKCo and Spinoff Company (which shall include cash in the amount of not less than RMB[***] in the bank account of Spinoff Company);

(xiv)all leases of, and other interests in, real property, in each case together with all buildings, fixtures, and improvements erected thereon, including the items listed on Schedule 2.1 (Purchased Assets);

(xv)100 percent of the equity interest in HKCo;

(xvi)100 percent of the equity interest in Spinoff Company; and

(xvii)the goodwill and going concern value arising from or related to the Purchased Assets or related to the Business, including any goodwill of the Business with which any trademarks or service marks included in the Owned Business IP are associated and the right to represent to third parties that Buyer is the successor to the Business.

For the avoidance of doubt, effective upon and after the Closing, Transferred Contracts shall be deemed to exclude any Transferred Contract that has been terminated and replaced by a Contract entered into by Buyer directly.

Section 2.2Seller Group Excluded Assets

.  Seller Group is not selling, and Buyer is not purchasing, any of the following assets of Seller Group or the Excluded Assets:

(a)all Seller Contracts other than the Transferred Contracts (the “Excluded Contracts”); and

(b)all rights of members of Seller Group under this Agreement and the Ancillary Agreements.

Section 2.3Seller Group Assumed Liabilities

.  In connection with purchase and sale of the Purchased Assets pursuant to this Agreement, as of the Closing, but without limiting Seller Group’s obligations pursuant to Article VIII (Indemnification), Buyer only assumes the liabilities and obligations of Seller Group and the Target Companies arising: (i) under the Transferred Contracts (other than Liabilities or obligations attributable to any failure by Seller to comply with the terms thereof) from and after the Closing, and (ii) from the Processing of User Data by the Buyer after the Closing, to the extent that such Processing materially deviates from the Processing undertaken by the Seller Group prior to Closing (the “Assumed Liabilities”).  For the avoidance of doubt, Liabilities and Taxes incurred by the Target Companies after the Transfer Date which are not contemplated under the Restructuring Plan, this Agreement or any Ancillary Agreement and incurred without the Seller’s consent shall be Assumed Liabilities.

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Section 2.4Excluded Liabilities

.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability or obligation of the Seller Group and the Target Companies (or any predecessor of any member of the Seller Group or any prior owner of all or part of its businesses and assets) of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising.  All such other Liabilities and obligations shall be retained by and remain Liabilities and obligations and Liabilities of Seller Group (all such Liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).  Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities include:

(a)all Taxes

(i)of Seller Group, including Taxes of Seller Group that could become an obligation or other Liability of, or be assessed or collected against, Buyer or any of their Affiliates, or that could become an Encumbrance on any Purchased Asset, or

(ii)arising from or with respect to the Purchased Assets, the Target Companies or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date;

(b)any accounts payable (incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date) or indebtedness for borrowed money, capitalized leases, deferred purchase prices or similar obligations of, or as guaranteed by, Seller Group or the Target Companies;

(c)any Transaction Expense of or on behalf of Seller Group or the Target Companies, including all finder’s, brokerage fees, commissions and costs to which any broker, finder or investment banker is entitled in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller Group, Target Companies or their Affiliates;

(d)any Liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including, but not limited to, accrued but unused annual leave, employee service years for severance calculation purposes, and any Liability or obligation arising from or relating to any member of Seller Group’s or Target Companies’ Employee Plan or Required Employee Payments, whether arising prior to, on or after the Closing Date;

(e)any Liability or obligation relating to compensation arrangements and other costs resulting from the engagement of the independent contractor(s) purporting to provide services to the Business, whether directly engaged by Seller Group or by any other entities worldwide, including without limitation the execution, modification, continuation and

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termination of the independent contractor agreement(s) or other consulting service agreements, whether arising prior to, or on the Closing Date;

(f)any Liabilities arising from or in connection with any Action or any failure to comply with any Law, in each case in connection with the operation of the Business, the Purchased Assets or the Target Companies, that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date, whether such Action is brought prior to, on or after the Closing;

(g)any Liabilities related to, associated with or arising out of any breach or default, failure to perform and overcharges or underpayments, in each case arising from events or actions prior to the Closing under the Contracts included in the Purchased Assets or Assumed Liabilities;

(h)any Liabilities arising from or in connection with any Purchased Asset that has failed to be transferred, conveyed, assigned or delivered by Seller Group to Buyer pursuant to, and in compliance with, this Agreement, whether arising prior to or after the Closing Date;

(i)any Liabilities arising from obligations of any Party other than Buyer under this Agreement or any Ancillary Agreement; and

(j)any other Liability or obligation relating to an Excluded Asset (including any Excluded Contract which includes any Transferred Contract that is replaced by a Contract directly with Buyer prior to or at Closing), whether arising prior to or after the Closing Date.

Section 2.5Consents and Waivers; Further Assurances

.

(a)Nothing in this Agreement or any Ancillary Agreement shall be construed as an agreement to assign a Transferred Contract, Right or other Purchased Asset or transfer of the Target Equity that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent, judgment or waiver of a third-party or Governmental Authority unless and until such consent, judgment or waiver shall be given.  Each Party shall use their reasonable efforts to obtain such consents, judgments and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents, judgments and waivers necessary to convey to Buyer all of the Purchased Assets and the Target Equity.  In the event any such consents, judgments or waivers are not obtained prior to the Closing Date, the Parties shall continue to use their reasonable efforts to obtain the relevant consents, judgments or waivers, and Seller Group shall cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller in the benefits under any such Transferred Contract, Right or other Purchased Asset, including performance by Seller Group, if economically and legally feasible, as agent.  Nothing in this Section 2.5(a) shall affect Buyer’s right to terminate this Agreement under Section 10.1 (Termination) in the event that any consent or waiver, as described herein, is not obtained.

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(b)Without limiting the foregoing, upon the Closing and for so long as the transfer of ownership of a Restricted Mark remains subject to any restriction as to transfer or assignment under Law or Contract, this Agreement shall constitute an exclusive (subject only to the license set forth in the License Agreement), royalty-free, worldwide, perpetual license to Buyer for each Restricted Mark until such time as ownership of such Restricted Mark is transferable, in which case, each such Restricted Mark shall be transferred to Buyer with no further action by Buyer.  Seller undertakes to take all such actions as are necessary under applicable Law to effect the transfer of such Restricted Marks, together with all rights attached thereto to Buyer, including, the recordation of such transfers with the relevant trademark offices under applicable Law.  Seller Group hereby confirms to Buyer that (i) there is no other reason that such ownership cannot be transferred and (ii) the licenses to such Restricted Marks, as provided herein, shall be legal and enforceable, and in full force and effect as of the Closing and, to the knowledge of the Seller, there shall exist no basis upon which such licenses shall not be effective after the Closing.

(c)From time to time, before, at or following the Closing, Seller Group and Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary to assure fully to Buyer the conveyance of the Purchased Assets, the Target Equity and the Business pursuant to this Agreement, and to otherwise make effective as promptly as practicable the transactions contemplated hereby, including such agreements, documents, instruments, other bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably request or as otherwise necessary to evidence and effect the transactions and agreements contemplated hereby, including, the sale, assignment, transfer, conveyance and delivery of the Purchased Assets and the Target Equity to Buyer and putting Buyer in actual possession or control of the Purchased Assets and Target Equity.

(d)Buyer shall take exclusive possession of all rights, title and interest in and to the Purchased Assets and the Target Equity, free from any and all Encumbrances, other than, in the case of the Purchased Assets, the Permitted Encumbrances, as of the Closing.

(e)Any Software sold, transferred, conveyed, assigned and delivered to Buyer at the Closing pursuant hereto shall be (or deemed to have been) sold, transferred, conveyed, assigned and delivered electronically.  At the Closing (and continuing as promptly thereafter as necessary to complete such transfers), Seller Group shall transfer to Buyer, and Buyer shall operate, the Games on their own platform accounts (including at/on Apple App Store and Google Play).

Section 2.6Purchase Price

.

Subject to the adjustment set out in Section 2.8 (Closing Payment Adjustment), the aggregate purchase price for the Purchased Assets and the Target Equity shall be US$525,000,000 (the “Purchase Price”).  The Purchase Price shall consist of (i) cash payment of US$315,000,000, as adjusted pursuant to Section 2.8 (Closing Payment Adjustment) (the “Cash Consideration”), as determined by Buyer not later than five (5) days prior to the Closing by written notice to Seller; and (ii) issuance of 20,009,528 shares of Buyer Stock (the “Stock Consideration”), determined by dividing (A) US$210,000,000 by (B) Buyer Stock Price (rounded to the nearest share).

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Section 2.7Closing

.

(a)The sale and purchase of the Purchased Assets and the Target Equity and the assumption of the Assumed Liabilities shall take place by remote exchange of documents and signatures by electronic mail in PDF format (the “Closing”), on the tenth (10th) Business Day following the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of, all conditions to the obligations of the Parties set forth in Article VII (Conditions to Closing) (other than such conditions as may by their terms only be satisfied on the Closing Date), or at such other place or at such other time or date as the Parties mutually agree in writing, with effectiveness for the transfer of the Purchased Assets and Assumed Liabilities to be as of 12:01 a.m. local time in Beijing, China on the date following the completion of all the matters set forth in this Section 2.7; provided, that Buyer shall not be obligated to close during the last fifteen (15) calendar days of any fiscal quarter; provided, further, the consummation of the sale and purchase of the Target Equity may take place prior to the Closing in accordance with the terms and subject to the conditions set forth in the Share Purchase Agreement and the Equity Transfer Agreement (as applicable) (but subject to Section 2.7(e)), to the extent (i) such action is consistent with the Restructuring Plan and (ii) Buyer (on the one hand) and Seller Group (on the other hand) mutually agree to do so in writing.  The day on which the Closing occurs is referred to as the “Closing Date.”

(b)At or prior to the Closing, Seller Group shall deliver or cause to be delivered to Buyer the following documents, duly executed by Seller Group (to the extent executable and except as otherwise noted):

(i)a certified true copy of the shareholders resolutions and board of directors resolutions of each member of the Seller Group and each Target Company regarding the approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereunder and thereunder and transfer of the Purchased Assets and the Target Equity to the Buyer (or its Affiliates) and authorizing one or more representatives of each member of Seller Group to sign and deliver this Agreement and each Ancillary Agreement;

(ii)a duly executed certificate of an officer of Seller certifying fulfillment of the conditions set forth in Section 7.1 (General Conditions) and Section 7.3 (Conditions to Obligations of Buyer);

(iii)third-party consents required for the transfer of any Transferred Contracts or agreements with the counterparties to the Transferred Contracts on substantially the same terms (other than as to parties and termination date) as currently in effect for the Transferred Contracts, including the Replacement Lease duly executed by the Spinoff Company, or its successor;

(iv)such instruments of sale, assignment, transfer and conveyance (including, but not limited to, special warranty deeds, bills of sale, endorsements and consents) as the Buyer shall deem reasonably necessary or appropriate to effect or evidence the transfer of the Purchased Assets and the Assumed Liabilities to Buyer and/or its designated Affiliate, in each case in a form reasonably satisfactory to Buyer and duly executed by an authorized officer of the applicable member of Seller Group (collectively, the “Transfer Protocols”);

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(v)trademark assignment and domain and social media transfer agreement, for each of the trademarks, domains and social media accounts included in the Purchased Assets, in the form of Exhibit B (Trademark Assignment and Domain and Social Media Transfer Agreement) (the “Trademark Assignment and Domain and Social Media Transfer Agreement”) and such other instruments of assignment of Business IP as may be necessary to effect the transfer thereof;

(vi)the transition services agreement, in the form of Exhibit C (Transition Services Agreement) (the “Transition Services Agreement”);

(vii)an escrow agreement, in the form of Exhibit D (Escrow Agreement) (the “Escrow Agreement”), also duly executed by the Escrow Agent;

(viii)a license of the rights of all Business IP to an Affiliate of Buyer entered into immediately prior to the Closing in the form attached as Exhibit E (License Agreement) (the “License Agreement”);

(ix)the retained account agent agreement, in the form of Exhibit F (Retained Account Agent Agreement) (the “Retained Account Agent Agreement”);

(x)share purchase agreement (the “Share Purchase Agreement”) in the form of Exhibit G (Share Purchase Agreement) to be entered into between HK Funjoy and Buyer;

(xi)documents evidencing due transfer of all shares in HKCo from HK Funjoy to Buyer pursuant to the Share Purchase Agreement;

(xii)Equity transfer agreement (the “Equity Transfer Agreement”) in the form of Exhibit H (Equity Transfer Agreement) to be entered into between HKCo and Guoren;

(xiii)the Employee Termination Agreements duly executed by each and every full-time Transferred Employee and the applicable Seller Group employer and resignation notices duly executed by each and every Contingent Worker;

(xiv)documents evidencing the termination of the labor dispatch arrangement with the local labor dispatch agency related to the dispatched Employee;

(xv)the Contingent Worker Agreements duly executed by each Contingent Worker and the Spinoff Company or other entity designated by Buyer;

(xvi)documents evidencing due transfer of all equity interests in the Spinoff Company from Guoren to HKCo pursuant to the Equity Transfer Agreement;

(xvii)the Employment Agreements duly executed by each and every full-time Transferred Employee and the Spinoff Company;

(xviii)the Business Record;

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(xix)a written waiver granted to the Transferred Employees of any employment non-compete restrictions or other restrictive covenants that would restrict, prohibit, or in any way inhibit or impede the ability of the Transferred Employees to fully carry out their job duties for the Spinoff Company.  Such waiver will be limited to allowing the Transferred Employees to work at Spinoff Company and not for any other companies;

(xx)an effective Employee Intellectual Property Assignment in favor of Seller Group signed by each and every Employee; and

(xxi)the Restrictive Covenant Agreement duly executed by each member of Seller Group, each Key Person and Buyer.

(c)At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller the following documents, duly executed by Buyer:  a counterpart of each of the Transfer Protocols, Trademark Assignment and Domain and Social Media Transfer Agreement, Transition Services Agreement, Escrow Agreement, License Agreement, Retained Account Agent Agreement, Share Purchase Agreements, Equity Transfer Agreement and Restrictive Covenant Agreement.

(d)In full consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer, Buyer shall at Closing:

(i)pay to HK Funjoy, by wire transfer to a bank account of HK Funjoy designated in writing by HK Funjoy at least ten (10) Business Days prior to the Closing Date, an amount equal to the Cash Consideration less the Escrow Amount less the aggregate of the consideration set out in the Share Purchase Agreement (being HK$[***] or its equivalent in foreign currency) and the Equity Transfer Agreement (being RMB[***] or its equivalent in foreign currency);

(ii)deposit the Escrow Amount by wire transfer into an account with the Escrow Agent to be held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement (the “Escrow Account”); and

(iii)cause the Transfer Agent (which shall have opened an electronic book-entry account for HK Funjoy, subject to cooperation from Seller Group) to deposit into such account the Stock Consideration, with evidence of such issuance to be provided to HK Funjoy (acknowledging that evidence of the deposits will be delivered promptly after Closing when available).

(e)In full consideration for the sale of the Target Equity in HKCo and Spinoff Company to Buyer or Buyer’s Affiliate, Buyer shall pay or cause to be paid such consideration as set out in the Share Purchase Agreement and Equity Transfer Agreement in accordance with the terms thereof, respectively.  For the avoidance of doubt, the payment of the consideration for the sale of the Target Equity may take place prior to, at or after the Closing.

Section 2.8Closing Payment Adjustment

.  At least ten (10) Business Days prior to the Closing, Seller shall deliver a statement of Seller’s confirmation of (i) the Required Employee Payments as set forth in a Required Employee Payments Schedule; and (ii) the Cash Balance of

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Spinoff Company as of the Closing (which shall not be less than RMB[***]).  The Cash Consideration payable by Buyer at Closing shall be (X) reduced by the amount of such Required Employee Payments; (Y) added by the Cash Balance; provided that acceptance by Buyer of the Required Employee Payments Schedule and Cash Balance at Closing shall not limit or otherwise affect Buyer’s remedies under this Agreement, including Article VIII (Indemnification).

Section 2.9Allocation of Purchase Price

.  The parties agree that the following values should be allocated among the Purchased Assets and Target Equity: [***].

Section 2.10Legend of Securities

.  Each certificate for shares of Buyer Stock issued to Seller as part of the Purchase Price shall bear the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any other applicable securities laws.  The securities may not be offered, sold, transferred, assigned or pledged or otherwise disposed of at any time unless (i) they are registered under the Securities Act and such other applicable Law or (ii) in the opinion of legal counsel for Seller Group or other legal opinion reasonably satisfactory to Buyer, such disposition shall not result in a violation of the Securities Act or any other applicable securities laws and the securities can be sold pursuant to Rule 144 under the Securities Act or another available exemption therefrom.”

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER GROUP AND TARGET GROUP

Subject to Section 11.1 (Disclosure Schedule References), except as set forth in the Disclosure Schedule attached hereto (the “Disclosure Schedule”), each Seller Group Warrantor hereby represents and warrants to Buyer, on a joint and several basis, that the following representations and warranties are true, correct and not misleading as of the date hereof and as of the Closing Date:

Section 3.1Organization and Qualification

.  Each Party that is not Buyer (a “Non-Buyer Party”) is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority to own, lease and operate the Purchased Assets and the relevant Target Companies (as applicable) and to carry on the Business as currently conducted by Seller Group and as currently proposed to be conducted by the Non-Buyer Parties.  Each Non-Buyer Party is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary.  Seller Group has delivered to Buyer true and complete copies of the organizational documents of each Non-Buyer Party as in effect as of the date hereof.

Section 3.2Authority

.  Each Non-Buyer Party has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Non-Buyer Party of this Agreement and each of the Ancillary Agreements to which any Non-Buyer Party will

ASIA 34949044	29

be a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which any Non-Buyer Party will be a party shall have been, at or prior to the Closing, duly executed and delivered by each Non-Buyer Party, and, assuming due execution and delivery by each of the other Parties hereto and thereto, this Agreement constitutes, and upon its execution of each of the Ancillary Agreements to which any Non-Buyer Party will be a party shall constitute, the legal, valid and binding obligations of such Party enforceable against it in accordance with their respective terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights generally and to general equitable principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3Capitalization and Ownership of HKCo and Spinoff Company

.

(a)As of the date hereof, (i) the issued and outstanding share capital of HKCo consists of 10,000 shares (“HKCo Shares”); and (ii) the total registered capital of Spinoff Company (the “Spinoff Company Equity”), which has been fully contributed, is RMB5,000,000.  As of the relevant Transfer Date, the Spinoff Company Equity will be RMB10,000,000, which amount will be fully contributed as of such date. The HKCo Shares and Spinoff Company Equity constitute, and will constitute as at Closing, the whole of the total issued equity interest of HKCo and Spinoff Company, respectively.

(b)The HKCo Shares and the Spinoff Company Equity have been, and will be as at Closing, validly issued and allotted and fully paid up, free and clear of further capital contribution obligations and free and clear of any Encumbrance.  The paid up capital has not been repaid.

(c)As of the date hereof and as of such time immediately prior to the consummation of the sale and purchase of the HKCo Shares in accordance with this Agreement and the Share Purchase Agreement, HK Funjoy is and will be the sole record and beneficial owner of all issued and outstanding share capital of HKCo, free and clear of any Encumbrance.  Upon consummation of the sale and purchase of the HKCo Shares in accordance with this Agreement and the Share Purchase Agreement and at Closing, Buyer will own all of the HKCo Shares, free and clear of any Encumbrance other than any Encumbrances imposed by Buyer.

(d)As of the date hereof and as of such time immediately prior to the consummation of the sale and purchase of the Spinoff Company Equity in accordance with this Agreement and the Equity Transfer Agreement, Guoren is and will be the sole record and beneficial owner of all issued and outstanding share capital of Spinoff Company, free and clear of any Encumbrance.  Upon consummation of the sale and purchase of the Spinoff Company Equity in accordance with this Agreement and the Equity Transfer Agreement and at Closing, Buyer will own all of the HKCo Shares, free and clear of any Encumbrance other than any Encumbrances imposed by Buyer.

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(e)There is no Encumbrance, and no commitment to give or create any Encumbrance, on, over or affecting any of the HKCo Shares and Spinoff Company Equity, and no Person has claimed to be entitled to any such Encumbrance.

Section 3.4Governmental Authorization

.  Except as set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery and performance by any Non-Buyer Party of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 3.5No Conflict; Required Filings and Consents

.

(a)The execution, delivery and performance by any Non-Buyer Party of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not:

(i)conflict with or violate its governing or organizational documents of any Non-Buyer Party;

(ii)conflict with or violate any Law applicable to it, the Business, any of the Purchased Assets or Target Equity or by which it, the Business or any of the Purchased Assets or Target Equity may be bound or affected;

(iii)create any Encumbrance upon any of the Purchased Assets; or

(iv)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to any Material Contract or other instrument to which a Non-Buyer Party is a party or by which any of the Purchased Assets are bound.

(b)None of the Non-Buyer Parties is required to file, seek or obtain any notice, authorization, approval, order, Permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by it of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any material right, privilege, license or qualification of or affecting the Business, the Purchased Assets or Target Equity.

Section 3.6Title to Assets; Sufficiency of Assets

.

(a)Seller Group has good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance, other than Permitted Encumbrances.  The delivery to Buyer of the Transfer Protocols and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements shall transfer to Buyer good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance, other than Permitted Encumbrances.

(b)The Purchased Assets constitute all of the material assets, properties and rights necessary and sufficient for the uninterrupted conduct and operation of the Business as

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currently conducted by Seller Group or as currently proposed to be conducted by Seller Group, other than such items set forth in Section 3.6(b) of the Disclosure Schedule.

(c)There is no Encumbrance, and no commitment to give or create any Encumbrance, on, over or affecting any of the Cash Balance retained at the closing account of Spinoff Company.  The Cash Balance deposited in the bank accounts of the Spinoff Company as of the Closing is no less than RMB[***].

Section 3.7Insurance Coverage

.  Seller Group has furnished to Buyer true and complete copies of, all insurance policies and fidelity bonds relating to the Purchased Assets, the Business and its directors, officers and employees, a list and key terms of which are set out in Section 3.7 of the Disclosure Schedule.  There is no material claim by Seller Group pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and Seller Group has otherwise materially complied with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since the date such policies were bound and remain in full force and effect.  Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses in the PRC similar to the Business.  To the knowledge of the Seller Group Warrantors, there is no threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies or bonds.

Section 3.8Management Accounts and Records

.

(a)Section 3.8(a) of the Disclosure Schedule contains the true and complete copies of Management Accounts for the fiscal years ending [***] and for the [***]. Each of the Management Accounts (i) have been prepared on reasonable assumptions and methodology derived in accordance with Applicable Accounting Standards, (ii) are correct and complete in all material respects and have been prepared in accordance with the books and records of Seller Group applied on a consistent basis throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of the Business as at the respective dates thereof and for the respective periods indicated therein.

(b)The books of account and financial records of Seller Group pertaining to the Business are true and correct in all material respects and fairly reflect, in all material respects, the transactions in and dispositions of the Business.

Section 3.9Absence of Certain Changes

.

(a)Since the Management Accounts Date, the Business has been conducted in all material respects in the ordinary course consistent with past practice and there has not occurred any event, occurrence, development or state of circumstances or facts that has had or would reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)From the Management Accounts Date until the date hereof, there has not been any action taken by Seller Group or the Target Companies that, if taken during the period

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from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a material breach of Section 5.1 (Conduct of Business Prior to the Closing).

Section 3.10Compliance with Law; Permits

.

(a)Each member of Seller Group is and has been in compliance in all material respects with all Laws applicable to the operation of the Business and the ownership or use of the Purchased Assets and the ownership of the Target Equity.  No member of Seller Group has received, nor, to the knowledge of the Seller Group Warrantors, is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that Seller is not in compliance in material respect with any such Laws relating to the ownership and use or operation of the Purchased Assets and the ownership of the Target Equity.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against any member of Seller Group relating to the Purchased Assets, the Target Equity or the Business or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)Seller Group, and, to the knowledge of the Seller Group Warrantors, in such capacity any of Seller Group’s directors, shareholders, officers, representatives, agents, independent contractors or employees, (i) has not used or is not using any funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has not used or is not using any funds for any direct or indirect unlawful payments to any official of any Governmental Authority or any employees of a government-owned entity, (iii) has not violated or is not violating any anti-bribery or anti-corruption Law applicable to the Business or the Purchased Assets or Target Equity, (iv) has not made, offered, authorized or promised any payment, unlawful rebate, payoff, influence payment, facilitation payment, contribution, gift, bribe, kickback or other illegal payment of any nature prohibited by the Law applicable to the operation of the Business and the ownership or use of the Purchased Assets and the ownership of Target Equity.

(c)Each member of Seller Group is and has been in compliance in all respects with all applicable Law governing the export, re-export, import and transfer of products, Software, Software code (in any form including Source Code and executable or object code), technical data, services and technologies, and the export-related activities in the Business, including, but not limited to, any Sanctions (collectively, the “Trade Control Laws”). To the knowledge of the Seller Group Warrantors, there is no event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of non-compliance, with any Trade Control Law.  None of Seller Group has been subject to any inquiries and investigations with respect to Trade Control Laws.

(d)Neither the Seller Group nor, to the knowledge of the Seller Group Warrantors, any officers, directors, shareholders, representatives, or Employees of the Seller Group is a Sanctioned Person.  The Seller Group and its or their officers, directors, shareholders, representatives or Employees in connection with the provision of services to Seller Group in connection with the Business, are in compliance with, and have not previously violated, the Sanctions, any applicable anti-money laundering Laws, or any economic sanctions Laws. There are no pending or to the knowledge of the Seller Group Warrantors, threatened claims against the

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Seller Group with respect to such anti-money laundering and economic sanctions Laws applicable to the Business.  Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement, nor the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, shall result in a violation by Seller of any of the Sanctions or of any applicable economic sanctions or anti-money laundering Laws of any applicable jurisdiction.

(e)The Seller Group will not directly or indirectly use the proceeds of the transactions contemplated by this Agreement or any Ancillary Agreement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity (i) to fund or facilitate any activities of or business with any Person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business with any Sanctioned Person, or (iii) in any other manner that will result in a violation by any Person of applicable Sanctions.

(f)Except as set forth in Section 3.10(f) of the Disclosure Schedule, no Permits are required for the ownership or operation of the Purchased Assets, Target Equity or the Business as conducted by Seller Group.

Section 3.11No Undisclosed Liabilities

.  Neither Target Company has incurred, or will have incurred as of Closing, any Transaction Expenses or Debt.  Neither Target Company has entered into, or will have entered into as of Closing, any Contract other than this Agreement, the Ancillary Agreements, the Replacement Lease and the Employment Agreements.  HKCo does not have, and will not have had as of Closing, any employees or consultants.  Spinoff Company does not have, and will not have had as of Closing, any employees or consultants other than the Transferred Employees.

Section 3.12Litigation

.  There is no Action pending or, to the knowledge of the Seller Group Warrantors, threatened in connection with the Business, the Purchased Assets, the Target Companies or Seller Group’s ownership or operation thereof, nor is there any basis for any such Action.  There is no Action pending or, to the knowledge of the Seller Group Warrantors, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or any of the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Seller Group Warrantors, threatened investigation by, any Governmental Authority relating to the Business, the Purchased Assets, Target Companies, or Seller Group’s ownership or operation thereof or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by Seller Group pending, or which Seller Group has commenced preparations to initiate, against any other Person relating to the Business, the Purchased Assets, Target Companies, or Seller Group’s ownership or operation thereof.  To the knowledge of the Seller Group Warrantors, no Transferred Employee is subject to any Law that prohibits such Transferred Employee from engaging in or continuing any conduct, activity or practice relating to the Business.

Section 3.13Employees; Employee Benefit Plans

.

(a)Section 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all full-time and part-time employees, consultants, independent contractors,

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dispatched employees, and interns of the Seller Group whose services are used in the Business (collectively, “Employees”), specifying their position, description of the areas of responsibility and full names of their managers with respect to the Business, full-time or part-time status, direct or indirect employment status, dispatch / contractor / intern status, term of employment, and their full name, age, citizenship status, date of birth, date of hire, gender, national ID number, business location and payment location of social insurance/housing fund if different from the registered location of their employer, compensation details (including, but not limited to, base salary, hourly salary, annualized salary, commission, bonus and incentive entitlements as well as currency type), the number of such employee’s accrued but unused annual leave days (and applicable average daily salary amounts), and identifying which Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on sick, pregnancy, parental or adoption leave and their anticipated dates of return to active employment.  Each Employee’s (i) salary, whether subject to the standard working hours or flexible working hours system, and (ii) total of such employee’s service years and accrued statutory severance entitlement have already been provided to Buyer.

(b)Section 3.13(b) of the Disclosure Schedule set forth a true and complete list of all Employee Plans that cover any Transferred Employee.  A true and complete copy of each Employee Plan has been delivered to Buyer, including all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the Employees.

Section 3.14Labor Matters

.

(a)None of the members of Seller Group is a party to any organized labor or collective bargaining Contract that pertains to any Transferred Employees.  There are no, and during the past five (5) years have been no, organizing activities or collective bargaining arrangements that could affect in any material respects the Business pending or under discussion with any Transferred Employees or any labor organization.  There is no, and during the past five (5) years there has been no, labor dispute, strike, controversy, primary or secondary boycott, hand billing, slowdown, work stoppage or lockout pending or, to the knowledge of the Seller Group, threatened against or affecting the Business or Seller Group in connection with the Business, nor to the knowledge of the Seller Group Warrantors, is there any basis for any of the foregoing.  There are no pending or, to the knowledge of the Seller Group Warrantors, threatened union grievances or union representation questions involving any Transferred Employees.

(b)Each member of Seller Group is and during the past five (5) years has been in compliance in all material respects with all applicable Law respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, in connection with the Business.  No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Seller Group Warrantors, threatened, with respect to Seller Group in connection with the Business or any Transferred Employee before any other Governmental Authority.

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(c)As described in Section 3.14(c) of the Disclosure Schedule, all of the Transferred Employees are authorized in all material respects for employment by Seller Group in accordance with Law.

(d)Each member of Seller Group has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Transferred Employees and, to the knowledge of the Seller Group Warrantors, is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any applicable Law relating to the employment of labor in connection with the Business.  Each of the Seller Group has paid in full to all Transferred Employees and independent contractors of the Business all wages, salaries, commissions, bonuses, benefits and other compensation due or that shall become due to or on behalf thereof.

(e)None of the members of Seller Group is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting Transferred Employees, independent contractors of the Business or employment practices in connection with the Business in any material respect.  None of the members of Seller Group nor any of its officers has received within the past five (5) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Business and, to the knowledge of the Seller Group Warrantors, no such investigation is in progress.

(f)None of the members of Seller Group anticipates or has any reason to believe that there shall be, any adverse change in relations with Transferred Employees as a result of the announcement of the transactions contemplated by this Agreement.  To the knowledge of the Seller Group Warrantors, no current Transferred Employee intends to terminate his employment relationship with the Business following the consummation of the transactions contemplated hereby.

(g)Other than specified in Section 3.14(g) of the Disclosure Schedule, none of the members of Seller Group has independent contractors providing services to or working for the Business.

Section 3.15Real Property

.

(a)Seller Group has provided Buyer a true and complete copy of the Replacement Lease, (including any amendments thereto).  There exists no default under the Replacement Lease by Seller Group or, to the knowledge of the Seller Group Warrantors, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by Seller Group or, to the knowledge of the Seller Group Warrantors, any other party thereto.

Section 3.16Personal Property

.

(a)Section 3.16(a) of the Disclosure Schedule sets forth a true and complete list of all Personal Property owned by the Seller Group and used primarily in the operation of the Business having an original cost of US$1,000 or more.  There is no Contract under which Seller

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Group is the lessee of, or holds or operates, any Personal Property owned by a third Person used primarily in the operation of the Business.

(b)All of the Personal Property primarily used in the operation of the Business has been maintained in all material respects in accordance with past practice and the generally accepted industry practice.  Each item of the Personal Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put.

Section 3.17Intellectual Property; Privacy

.

(a)Registered Business IP.  Section 3.17(a) of the Disclosure Schedule identifies:  (i) each domain name, website (including, without limitation, any social media or video-streaming account or online marketing channel), and item of Registered Business IP in which Seller Group has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered Business IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such domain name or item of Registered Business IP and the nature of such ownership interest; and (iv) each Game that embodies, utilizes or is based upon or derived from such domain name or item of Registered Business IP.  Seller Group has provided to Buyer complete and accurate copies of all applications and material correspondence with any Governmental Authority, and other material documents related to each such domain name and item of Registered Business IP.

(b)Inbound Licenses.  Section 3.17(b) of the Disclosure Schedule identifies:  (i) each Business IP Contract or other Seller Contract pursuant to which any Business IP is or has been licensed, sold, assigned, or otherwise conveyed or provided to Seller Group or pursuant to which Seller Group has been licensed or otherwise received rights under or with respect to any Business IP of a third-party, including containing covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Business IP owned or controlled by any third-party (“Third-Party Business IP Licenses”) (other than non-exclusive licenses to third-party Software that:  (1) is not incorporated into, or used in the development, testing, distribution, maintenance, or support of, any Game and that is not otherwise material to the Business or research or development activities relating thereto, (2) is licensed in executable or object code form, in non-customized form, and for Seller Group’s internal use, or (3) is generally available on standard terms for an aggregate license fee of less than US$1,000); (ii) whether the licenses or rights granted to Seller in each such Contract are exclusive or non-exclusive; and (iii) the Business IP licensed, sold, assigned, or otherwise conveyed or provided to Seller Group under each such Seller Contract and all Games in which such Business IP is used or incorporated.  No Seller Contract set forth in Section 3.17(b) of the Disclosure Schedule imposes any ongoing financial obligation on Seller Group or any successor entity.  The consummation of the transactions contemplated by this Agreement shall not result in the imposition of any financial or other obligations on Seller Group, Buyer or their respective Subsidiaries that Seller Group would not otherwise have been required to pay or assume had this Agreement not been entered into.

(c)Outbound Licenses.  Other than the License Agreement to be signed prior to Closing, no Person has been granted any license under, or otherwise has received or acquired

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any right (whether or not currently exercisable) or interest in, any Business IP.  No Seller is bound by, and no Business IP is subject to, any Contract containing any covenant or other provision that (i) limits or restricts the ability of Seller Group to use, exploit, assert or enforce any Business IP anywhere in the world in any manner, or (ii) obligates Seller Group to license any Business IP, or would cause Buyer or their Subsidiaries to be required to license, any Intellectual Property or Intellectual Property Rights owned or controlled by Buyer or their Subsidiaries, to any Person.

(d)Royalty Obligations.  There are no royalties, fees, commissions or other amounts payable by Seller Group to any Person upon or for the development, manufacture, sale, licensing, provision or distribution of any Game or the use of any Owned Business IP.

(e)Ordinary Course IP Agreements.  Each member of Seller Group has provided to Buyer a complete and accurate copy of each form of Business IP Contract used by that Seller at any time, including each form that includes the following, used in connection with the Business:  (i) employee agreement relating to the Transferred Employees containing any assignment or license of Business IP or any confidentiality provision; (ii) professional services, outsourced development, consulting or independent contractor agreement containing any assignment or license of Business IP or any confidentiality provision; (iii) confidentiality or non-disclosure agreement; (iv) end user license agreement or “terms of service” or “terms of use” agreement; (v) developer agreement; and (vi) distributor, reseller, or publisher agreement.  Section 3.17(e) of the Disclosure Schedule identifies each Business IP Contract pursuant to which an employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Game or otherwise related to the Business or research or development activities relating thereto.

(f)Ownership Free and Clear.  Seller Group exclusively owns all rights, title and interest to and in Owned Business IP free and clear of any Encumbrances.  Without limiting the generality of the foregoing:

(i)Perfection of Rights.  Except as set forth in Section 3.17(f)(i) of the Disclosure Schedule, all documents and instruments necessary to establish, perfect, and maintain the rights of Seller Group in Registered Business IP and any domain names used by Seller Group in the Business as currently conducted have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)Employees and Contractors.  As described in Section 3.17(f)(ii) of the Disclosure Schedule, each Person who is or was a full-time or part time employee, contractor, consultant, dispatched employee or intern of the Seller Group and who is or was involved in the creation or development of any Game or Business IP has signed a valid, enforceable agreement containing an irrevocable assignment or exclusive license (where assignment is not feasible or the assignment has not been approved for any reason) to Seller Group of all of such Person’s Intellectual Property Rights pertaining to such Game and Business IP to Seller Group and confidentiality provisions protecting such Business IP or in the absence of such an agreement containing an irrevocable assignment or exclusive license for any such Person, a member of Seller Group, by operation of Law, owns the Intellectual Property Rights pertaining to such Game and Business IP of which the Person

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is or was involved in the creation or development.  No current or former shareholder, Seller Representative, full-time or part time employee, contractor, consultant, dispatched employee or intern has any claim, right (whether or not currently exercisable), or interest to or in any Business IP.  No full-time or part time employee or contractor or consultant or dispatched employee or intern of Seller Group is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Seller Group in respect of the Business or (B) in material breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii)Government Rights.  No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Business IP.

(iv)Protection of Proprietary Information.  Each member of Seller Group has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information belonging to or held by Seller Group, or purported to be held by Seller as a trade secret or confidential information, which constitutes Business IP or relates to the Business.

(v)Past IP Dispositions.  None of Seller Group has assigned, exclusively licensed or otherwise transferred ownership of, or agreed to assign, exclusively license or otherwise transfer ownership of, any Business IP or other Intellectual Property Right therein to any Person.

(vi)Standards Bodies, Consortiums and Open Source Organizations.  None of Seller Group is, and has been, a member or promoter of, or a contributor to, any industry standards body, consortium or open source organization or similar organization that requires or obligates Seller, or could require or obligate Buyer, to grant or offer to any other Person any license or right to any Business IP or covenant not to sue another Person based upon Business IP.

(vii)Sufficiency.  Seller Group owns or otherwise has valid and enforceable rights, licenses or permissions to, and immediately after the Closing, Buyer shall own or otherwise have valid and enforceable rights, licenses or permissions to, all Intellectual Property Rights, including all Business IP, needed to conduct the Business as currently conducted by Seller Group and as currently proposed to be conducted by Seller Group.  All Business IP constitutes Owned Business IP.

(viii)Software.  To the knowledge of the Seller Group Warrantors, all Business Software used in connection with the Business that has been transferred from Seller to HK Funjoy does not contain any technology or source code that is deemed restricted technology under all Laws relating to the transfer of such technology, and in all cases, the transfer of such Business Software has been conducted in strict compliance with all such Laws.

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(g)Valid and Enforceable.  All Owned Business IP is valid, subsisting, and enforceable and shall continue to be valid, subsisting and enforceable immediately after the Closing.  All Licensed Business IP is subsisting and enforceable in accordance with its terms.  As of and following the Closing, Seller’s rights in Licensed Business IP shall be enforceable by Buyer in accordance with its terms.  Without limiting the generality of the foregoing:

(i)Misuse and Inequitable Conduct.  None of Seller Group has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Owned Business IP in connection with the Games or the Business.

(ii)Trademarks.  No trademark (whether registered or unregistered) or trade name owned or applied for by Seller Group and used in the Business conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned or applied for by any other Person and no third-party trademark (whether registered or unregistered) or trade name used by Seller Group in the Business conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person.  No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by Seller Group in the Business.  None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Seller Group has or purports to have an ownership interest has been impaired.  All of the trademarks relating to, used and held for use in the Business that are currently subject to restrictions on transfer pursuant to applicable Law (each, a “Restricted Mark”) are set forth on Section 3.17(g)(ii) of the Disclosure Schedule.  There are no material restrictions by Law, Contract or otherwise concerning use of the Restricted Marks, benefiting from the Restricted Marks or licensing of the Restricted Marks in accordance with this Agreement.

(iii)Legal Requirements and Deadlines.  Each item of Owned Business IP and Controlled Business IP that is Registered Business IP is and at all times has been in compliance with all Laws and all filings, payments, and other actions required to be made or taken to maintain such item of Business IP in full force and effect have been made by the applicable deadline.  Section 3.17(g)(iii) of the Disclosure Schedule identifies and describes each action, filing, and payment that must be taken or made on or before the date that is one hundred and twenty (120) days after the date of this Agreement in order to maintain each such item of Business IP in full force and effect, including the payment of any registration fee, maintenance fee, renewal fee, annuity fee and Tax of the filing of any document, application or certificate for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Business IP.

(iv)Interference Proceedings and Similar Claims.  No interference, opposition, reissue, reexamination, derivation or other post-grant proceeding or other Action of any nature is or has been pending or to the knowledge of Seller Group Warrantors, threatened, in which the scope, validity, or enforceability of any Business IP is being, has been, or could be expected to be contested or challenged.  To the knowledge of the Seller Group Warrantors, there is no basis for a claim or allegation that any Business

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IP (other than Licensed Business IP that is licensed on a non-exclusive basis) is invalid or unenforceable.

(v)Domain Name.  As of the date of this Agreement, to the knowledge of the Seller Group Warrantors, [***] is not Business IP, (other than publicly available information) [***].

(h)Third-Party Infringement of Business IP.  To the knowledge of the Seller Group Warrantors, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Business IP (other than Licensed Business IP that is licensed on a non-exclusive basis).

(i)Effects of This Transaction.  Neither the execution, delivery, or performance of this Agreement (or any of the Ancillary Agreements), nor the consummation of the transactions or actions contemplated by this Agreement or any of the Ancillary Agreements will, with or without notice or lapse of time, result in, or give any Person the right or option to cause or declare:  (a) a loss of, or Encumbrance on, any Business IP; (b) a breach of or default under any Business IP Contract; (c) the release, disclosure, or delivery of any Business IP by or to any escrow agent or other Person; (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Business IP or Intellectual Property Rights of Buyer or any Subsidiary of Buyer; or (e) any interference or interruption of operation of the Games in any jurisdiction currently operated.

(j)No Infringement of Third-Party IP Rights.  None of the members of Seller Group has infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any patents, copyrights, trademarks, domain names or other Intellectual Property Rights of any other Person or engaged in unfair competition, in each case, in connection with any Game, the Purchased Assets or the Business, in any material respect.

(i)Infringement by Game or Business IP.  Neither the conduct of the Business, nor any Game, Business Software or method or process used in the development, manufacturing, distribution, exploitation or provision of any Business Software or Game, and no Business IP, has ever infringed, violated or otherwise made unlawful use of, or does infringe, violate or otherwise make unlawful use of, any patents, copyrights, trademarks or other Intellectual Property Rights of, or contains or has utilized any Intellectual Property misappropriated from, any other Person, nor, to the knowledge of the Seller Group Warrantors, is there a legitimate basis for any such claim.

(ii)Infringement Claims.  No infringement, misappropriation, or similar claim or Action is pending or to the knowledge of Seller Group Warrantors, being threatened against Seller Group or against any Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Seller Group with respect to such claim or Action, in each case related to any of the Games or the Business.  None of the members of Seller Group has received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by Seller Group or any of its employees, independent contractors or agents, or any Game, of any patents, copyrights, trademarks or other Intellectual Property Rights of another Person, including any letter or other communication

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suggesting that Seller Group is or was required to obtain a license to any Intellectual Property Right of another Person.

(iii)Other Infringement Liability.  None of the members of Seller Group is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim of patent, copyright, trademark or other Intellectual Property Right infringement, misappropriation, or similar claim relating to any Game or the Business.

(iv)Infringement Claims Affecting In-Licensed IP.  No claim or Action involving any Business IP licensed to Seller Group is pending or has been threatened.

(k)Harmful Code.  No Business Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any similar mechanism or device, or any other code designed or intended to have, or intended to be capable of performing, any of the following functions:  (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file, in each case, without the user’s consent (“Harmful Code”).

(l)Source Code.  The Source Code for all Business Software has been documented in a manner that is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support Business Software.  No portion of any Source Code for any Business Software has been delivered, licensed, or made available to any escrow agent, or other Person who is not, as of the date of this Agreement, an Employee.  Seller Group has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the Source Code for any Business Software to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, including the consummation of the transactions contemplated hereby, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the Source Code for any Business Software to any other Person.  The Source Code in connection with the Business which has been transferred as part of the Restructuring or is to be transferred as part of the Restructuring (where applicable) outside of China does not comprise any technology which is prohibited or restricted to be exported outside of China under applicable PRC Laws, and such Source Code transfer (if applicable) has been conducted strictly in compliance with the applicable PRC Laws.

(m)Publishing Accounts.  Section 3.17(m) of the Disclosure Schedule identifies and describes each publishing account of the Games.  Seller Group has provided Buyer a true and complete copy of every Contract relating to each publishing account relating to the Games, including any amendments thereto.

(n)Open Source.

(i)Section 3.17(n) of the Disclosure Schedule identifies and describes (A) each item of Open Source Code that is contained in, distributed with, or used in the

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development of any Game or from which any part of any Game is derived, (B) the applicable license terms for each such item of Open Source Code, (C) Games to which each such item of Open Source Code relates, and (D) whether the Open Source Code is used, modified or distributed by Seller Group.  Each member of Seller Group has complied with all of the terms and conditions of the license for each such item of Open Source Code, including all requirements pertaining to attribution and copyright notices.

(ii)No Game contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (A) impose or could impose a requirement or condition as a condition of use, modification or distribution of such Open Source Code that the Game or any part thereof (1) be disclosed, licensed or distributed in Source Code form, (2) be licensed for the purpose of making modifications or derivative works or (3) be redistributable at no charge or (B) otherwise impose or could impose any other limitation, restriction or condition on the right or ability of Seller Group to use or distribute any Game.

(o)Personal Data.  Section 3.17(o) of the Disclosure Schedule identifies and describes: (i) the categories of Personal Data collected or otherwise Processed by or for any member of the Seller Group in connection with the Business; (ii) each Business Database containing (in whole or in part) such Personal Data that is maintained by or for Seller Group at any time; (iii) the types of Personal Data in each Business Database; (iv) the purposes for which each category of Personal Data is Processed; and (v) the jurisdictions in which such Personal Data originated and is subsequently stored, transferred to or accessed from.  To the knowledge of Seller Group Warrantors, since 25 May 2018, no Security Breach has occurred or is threatened in connection with any Business Database or otherwise in connection with any Personal Data Processed by or for any member of the Seller Group in connection with the Business.  The Seller Group is not aware of any Data Protection Law or other restriction that would prevent Buyer from Processing any Personal Data for the purposes of operating the Games and the Business (or any of them) in substantially the same manner in which they have been operated for the period of twelve (12) months prior to Closing.

(p)Privacy and Data Security.

(i)Section 3.17(p) of the Disclosure Schedule contains all current and prior (limited to the period commencing on May 25, 2018 until the date of this Agreement) Business Privacy Policies required to be provided to individuals in compliance with Data Protection Laws and identifies, with respect to each Business Privacy Policy: (A) the period of time during which such Business Privacy Policy was or has been in effect; (B) whether the terms of a later Business Privacy Policy apply to the data or information collected under such privacy policy; (C) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Business Privacy Policy to data or information previously collected under such privacy policy, and (D) the intended audience of each such Business Privacy Policy (including, as appropriate, users, employees or other third parties).  The Seller Group has, since May 25, 2018 and to the extent required under Data Protection Laws, posted the applicable Business Privacy Policies on each of its websites, in each of the Games, and in other online services and/or other locations readily accessible to the individuals whose Personal Data are the subject of the Business

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Privacy Policies, in a manner readily available to those individuals.  The posting and content of the Business Privacy Policies comply in all material respects with Data Protection Laws. Seller Group has collected, used, disclosed and otherwise Processed any Personal Data related to any individual in a manner consistent with the Processing described in the Business Privacy Policies.  Seller Group has, in relation to the Games and the Business, complied, and the conduct of the business of the Seller Group as currently conducted has complied and shall comply, in all material respects with any Contractual obligations or Data Protection Laws to which it is, from time to time, subject.

(ii)The Seller Group possesses all rights, permissions and consents, required under applicable Data Protection Laws, Business Privacy Policies and Contracts, to Process Personal Data for the purposes of carrying on the Business and the Buyer will be authorized to Process all such Personal Data to the same extent as any member of the Seller Group prior to Closing.  The execution, delivery and performance of this Agreement and any Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby will comply with all Business Privacy Policies and Data Protection Laws.

(iii)The Seller Group has not received (and is not aware of any facts or circumstances that could constitute a reasonable basis for) any notice of any claims, Action, complaints, audits, investigations (whether formal or informal), orders, enforcement notices, or alleged violations of Data Protection Laws, regulations, or Contracts from any Person (including any data protection supervisory authority), in each case with respect to the Processing of Personal Data or Security Breaches, nor has the Seller Group notified in writing, or been required by applicable Data Protection Laws or Contracts to notify in writing, any Person or entity  (including any Governmental Authority) of any Personal Data or Security Breach.  To the knowledge of Seller Group Warrantors, no complaint relating to the improper Processing, use or disclosure of, or a breach in the security of, any Personal Data or any other data or information in any Seller Group networks, systems or Software applications, including Business Databases, has been made or is threatened against Seller Group.

(iv) The Seller Group has made available a true, correct and complete copy of each standard form of Contract relating to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other Processing of Personal Data, whether by a Person for or on behalf of a member of the Seller Group or by a member of the Seller Group for or on behalf of any Person, used in connection with the Business (each a “Business Data Processing Contract”).  Section 3.17(p) of the Disclosure Schedule accurately identifies each Business Data Processing Contract that deviates in any material respect from the corresponding standard form agreement made available pursuant to this Section 3.17(p)(iv).  The Contracts set forth in Schedule 2.1 (Purchased Assets) include all Business Data Processing Contracts required for the continued operation of the Business as currently conducted and as planned as of the date hereof by the Seller Group to be conducted.

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(v)The Seller Group has implemented, and required that its third party vendors to implement, in connection with the Business, adequate policies and appropriate technical and organizational measures (a) regarding the Processing of Personal Data and business proprietary or sensitive information, in its possession, custody, or control, or held or Processed on its behalf, and (b) regarding the integrity and availability of the information technology networks, systems and Software applications, including Business Databases, the Seller Group owns, operates, outsources or otherwise utilizes in connection with the Business.

(vi)  The Seller Group has complied, since May 25, 2018, with Data Protection Laws applicable to the cross-border transfer of (or access to) Personal Data including, without limitation, any Data Protection Laws that prohibit the transfer of (or access to) User Data obtained within the European Economic Area, United Kingdom and Switzerland to or from a territory that is outside the European Economic Area, United Kingdom and Switzerland, as applicable.  Section 3.17(p) of the Disclosure Schedule sets out (A) a description of the cross-border data transfers made by or for any member of the Seller Group in connection with the Business; (B) a description of the cross-border data transfer compliance solutions utilized to legitimize each such cross-border transfer in compliance with the applicable Law; (C) a copy of each such cross-border data transfer solution (including, without limitation, copies of any applicable European Commission Standard Contractual Clauses entered or relied), and (D) a copy of all cross-border data transfer impact assessments undertaken in connection with any such cross-border data transfer.

(vii)The Seller Group has complied, since May 25, 2018, with Data Protection Laws applicable to the storing of information, or the gaining of access to information stored, on the terminal equipment of a user of the Games including, where necessary, by obtaining the consent of the user concerned.  Further, the Seller Group has taken all reasonable and necessary measures to ensure that any third parties whom it has permitted or otherwise enabled to store information, or gain access to information stored, on the terminal equipment of a user of the Games have also complied in all material respects with all such Data Protection Laws.

(viii)The Seller Group has not experienced, since May 25, 2018, any information security incident or failure that has compromised the integrity or availability of the information technology and Software applications the Seller Group owns, operates or which are operated by a third party service provider on the Seller Group’s behalf, in connection with the Business.  To the knowledge of the Seller Group Warrantors, there has been no Security Breach affecting any computer systems or networks of Seller Group or affecting any data or information in its possession, custody, or control, or affecting any of the Games, Purchased Assets or the Business.

(q)Effect of this Transaction.  Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will, with or without notice or lapse of time, result in, or give any

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Person the right or option to cause or declare, nor shall disclosure by Seller Group to Buyer or Buyer’s possession or use of any Personal Data or any other data or information in Business Databases, result in any violation of any Business Privacy Policies or Data Protection Laws pertaining to Personal Data.

(r)Arrangements, Agreements, Terms of Service, etc.  As described in Section 3.17(r) of the Disclosure Schedule, Seller Group published a “terms of service,” “terms of use,” or similar arrangement that applies to any user of the Games.  Seller Group and each Game has been in the last three (3) years in material compliance with all Contracts, “terms of service,” “terms of use,” or similar arrangements related to the operation of the Business, including Contracts relating to the platforms on which Games are currently utilized.  There has been no material breach of any “terms of service,” “terms of use,” or similar arrangement by any user of the Games.

Section 3.18Games Offerings

.

(a)Section 3.18(a) of the Disclosure Schedule contains a complete list of all Games, products or other offerings offered for sale or use, licensed or under development by or for the Seller Group relating to the Business.

(b)Section 3.18(b) of the Disclosure Schedule sets forth, for each Game, (i) a list of all Contracts (including all development, Source Code, publishing accounts, copyright, trademark license, technology license, publication, distribution or other Contract, where applicable) relating to each Game; (ii) whether the Game is to be or has been developed internally (i.e., exclusively by the Transferred Employees) or externally (i.e., including one or more independent contractors) and a list of the Contracts with such external developers or independent contractors; and (iii) the devices and platforms supported by such Game.  Other than the License Agreement, none of the Contracts relating to any Game contemplate any (x) advances paid or payable, to any third-parties with respect to such Game or (y) grant to a third-party distribution or publication rights.

(c)Section 3.18(c) of the Disclosure Schedule sets forth for each Game, the following:  (i) a summary of sales or license receipts by all sales and licenses, through the Management Accounts Date and (ii) any advances against royalties made or guarantees owed, with respect to such Game.

(d)To the knowledge of Seller Group Warrantors, none of the members of Seller Group has promoted or advertised any Game in such a way as would violate the promotion or advertising or similar policies of any provider of a platform on which such Game is accessible/hosted.

Section 3.19Information Technology

.

(a)Section 3.19 of the Disclosure Schedule contains a complete list of all IT Assets and IT Contracts.

(b)The Seller Group is the sole and unrestricted, legal and beneficial owner and has direct control of all IT Assets or is validly licensed or otherwise authorized to use such IT Assets under a valid and subsisting written IT Contract, at the date of this Agreement, to the extent

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required for the operation of the Businesses and Games in the ordinary course as conducted at the date of this Agreement.  All IT Assets owned by the Seller Group are free from any Encumbrance other than Permitted Encumbrances.

(c)The Seller Group has full and unrestricted access to and use of all IT Assets and all Business Databases without any further permission or consent from, or agreements with, any third party up to immediately prior to the Closing.

(d)In the twenty-four (24) months period ending on the date of the Closing: (a) there have been no Security Breaches, breakdowns, malfunctions, failures, disruptions, impairments or other material defects in any of the IT Assets which have caused a material and prolonged disruption to the Business or the Games or a material adverse effect on the Seller Group’s customers; and (b) no Person has gained unauthorized access to any of the IT Assets or any Business related data (including User Data).

(e)To the knowledge of Seller Group Warrantors, none of the IT Assets contain any Harmful Code. The Target Companies have in place back-up, recovery and restoration plans intended to ensure that in the event of a Security Breach, breakdown, malfunction, failure, disruption, impairment or other defect of any the IT Assets, the Business and the Games can continue to be conducted without material disruption or interruption.

(f)All material IT Contracts are in full force and effect.  To the knowledge of Seller Group Warrantors, neither the Seller Group nor any other party to any IT Contract is in material breach of, or default under, any IT Contract, nor has any written allegation of any material breach, or default under, any IT Contract been made or received by the Seller Group or the Target Companies.  No written notice of termination of any material IT Contract has been served or received by the Seller Group, and there are no grounds for the termination, rescission or repudiation of any material IT Contract, and no written allegation of any such grounds have been made or received by the Seller Group.

(g)Neither the execution, delivery, or performance of this Agreement (or any of the other Ancillary Documents) nor the consummation of the transactions contemplated by this Agreement (or any of the other Ancillary Documents) will, with or without notice or lapse of time, result in, or give any Person the right or option to cause or declare: (a) a loss of, or creation of Encumbrance on, any IT Asset; or (b) a breach of, default under, or suspension, cancellation, termination or variation of, any IT Contract.

(h)The Seller Group has not experienced any material unpermitted intrusions or been adversely affected by and denial-of-service attacks.

(i)The Seller Group has applied all material security patches available for the IT Assets on a timely basis.  The Seller Group has (i) implemented and maintained an information security program that (A) is comprised of commercially reasonable organizational, physical, administrative, and technical safeguards designed to (x) protect the security, confidentiality, integrity and availability of the IT Assets, including all Personal Data and other sensitive data processed thereby, and (y) prevent the IT Assets (and data therein) from being affected by a Security Breach, (B) is subject to the responsibility and oversight of the directors and executive

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officers of the Seller Group, and (C) is in accordance with applicable Data Protection Laws and best industry practices in each relevant jurisdiction, and (ii) has taken all commercially reasonable steps to implement such information security program, including through regular training, auditing, review, and remediation in accordance with best industry information security practices and through the use of competent internal or external data security personnel or consultants.  The Seller Group has taken commercially reasonable steps to provide for the backup and recovery of data and information and, as applicable, has taken commercially reasonable steps to implement such plans and procedures.

Section 3.20Investment Intention

.

(a)HK Funjoy is acquiring the Stock Consideration for its own account, for investment purposes only, not as a nominee or agent, and not with a view toward, or for resale in connection with, any distribution thereof in violation of the federal securities Laws or any applicable foreign or state securities Law.

(b)The name, address and tax ID (where applicable) information HK Funjoy has provided for KYC purposes to the Transfer Agent is accurate.

(c)HK Funjoy (i) is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act or (ii) is not within the United States, is not a “U.S. person,” as defined under Regulation S of the Securities Act (a “U.S. Person”), and is not acquiring the Stock Consideration for the account or benefit of a U.S. Person.

(d)If Buyer issues the Stock Consideration to HK Funjoy pursuant to Regulation D, HK Funjoy agrees that it has not taken and shall not take any action that would have an adverse effect on the availability of the exemption from registration provided by Regulation D promulgated under the Securities Act with respect to the Stock Consideration.

(e)HK Funjoy (i) agrees to resell the Stock Consideration only (a) in accordance with the provisions of Regulation S, (b) pursuant to registration under the Securities Act and any applicable state or “blue sky” securities laws or regulations, or (c) pursuant to an available exemption from registration or prospectus requirements or regulations, and (ii) agrees not to engage in any hedging, swap, exchange or other derivative transactions with regard to the Stock Consideration unless in compliance with the Securities Act.

(f)Seller Group understands that the acquisition of the Stock Consideration to be acquired by HK Funjoy pursuant to the terms of this Agreement involves substantial risk (including a complete loss of HK Funjoy’s investment or a reduction in the price of the Stock Consideration).  Seller Group, including its officers and managers, has experience as an investor in securities and equity interests of companies such as the ones to be acquired by it pursuant to this Agreement, and Seller Group can bear the economic risk of its investment and has such knowledge, sophistication and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Stock Consideration to be acquired by it pursuant to the transactions contemplated hereby.

(g)Seller Group understands that the Stock Consideration to be acquired by HK Funjoy pursuant to this Agreement has not been registered under the Securities Act or the

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securities laws of any state and is issued by reason of a specific exception from registration under the provisions thereof, which depend upon the representations and warranties made by HK Funjoy in this Agreement and upon the manner in which the Stock Consideration is distributed by Buyer.  Seller Group acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom.

(h)Seller Group understands that the Stock Consideration shall be delivered to HK Funjoy in book-entry form and shall be subject to a customary restrictive notation in the stock ledger or other appropriate records maintained by Seller’s transfer agent.  Such restrictive notation shall be substantially similar to the following legend appropriately adjusted to reflect their book-entry form: “The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any other applicable securities laws.  The securities may not be offered, sold, transferred, assigned or pledged or otherwise disposed of at any time unless (i) they are registered under the Securities Act and such other applicable Law or (ii) in the opinion of legal counsel for Seller Group or other legal opinion reasonably satisfactory to Buyer, such disposition shall not result in a violation of the Securities Act or any other applicable securities laws and the securities can be sold pursuant to Rule 144 under the Securities Act or another available exemption therefrom.”

(i)Seller Group warrants that neither Buyer nor any Person acting on its behalf has offered to sell or sold the Stock Consideration (or any other securities of Buyer) to Seller Group by means of any form of “general solicitation” or “general advertising” (as defined in Regulation D) in the United States or “directed selling efforts” (as defined in Rule 902 of Regulation S).

(j)If Buyer issues the Stock Consideration to HK Funjoy pursuant to Regulation D, Seller Group (i) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Ancillary Agreements; and (ii) has reviewed the forms, statements, reports and schedules required to be filed or furnished by it with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act, asked questions of and received satisfactory answers from, Representatives of Buyer concerning Buyer’s business affairs and financial condition and the terms and conditions of the purchase of the Stock Consideration and has had the opportunity to obtain and has obtained any additional information which it deems necessary regarding such purchase.

Section 3.21Material Contracts

.

(a)Except as set forth in Section 3.21(a) of the Disclosure Schedule, there are no Contracts entered into in the past three (3) years relating to the Business, the Purchased Assets, the Target Companies, or Assumed Liabilities of the following nature in each case excluding any purchase order or analogous instruments entered into with customers or suppliers in the ordinary

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course of business (such Contracts as are required to be set forth in Section 3.21(a) of the Disclosure Schedule being “Material Contracts”):

(i)any lease or sublease (A) of Personal Property providing for annual rentals of US$[***] or more or (B) of real property;

(ii)any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Seller Group of US$[***] or more or (B) aggregate payments by Seller Group of US$[***] or more;

(iii)any sales, distribution or other similar agreement providing for the sale by Seller Group of materials, supplies, goods, services, equipment or other assets that provides for either (C) annual payments to Seller Group of US$[***] or more or (D) aggregate payments to Seller Group of US$[***] or more;

(iv)any partnership, joint venture or other similar agreement or arrangement;

(v)any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(vii)any option, license, franchise or similar agreement;

(viii)any agency, dealer, sales representative, marketing or other similar agreement;

(ix)any agreement that limits the freedom of Seller Group to

(A)compete in any line of business or with any Person relating to, or

(B)in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or which would so limit the freedom of Buyer after the Closing Date;

(x)any agreement with or for the benefit of any Affiliate of Seller Group;

(xi)all material distribution and advertising agreements relating to the Games in the last three (3) years, including such agreements to which a member of Seller Group is or was a party and such agreements entered into by any Person for, on behalf of or at the direction of, a member of Seller Group;

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(xii)all terms of service for all applications for all Games;

(xiii)any Contract granting exclusive distributor, marketing, advertising, manufacturer’s representative or other exclusive rights, or otherwise contemplating an exclusive relationship between Seller Group and any other Person in respect of the Business;

(xiv)any employment Contract for any Transferred Employee or Contract for any part-time employee, dispatched employee, intern or material independent contractor of the Business;

(xv)any agreement in relation to revenue or profit sharing arrangements; and

(xvi)any Contract affecting the uptime of any Game.

(b)Seller Group have delivered or made available to Buyer true and complete copies of all Material Contracts, including any amendments thereto.  Each Material Contract, other than those that have expired in accordance with their terms or been replaced, is a legal, valid, binding and enforceable agreement and is in full force and effect and shall continue, during their effective term, to be in full force and effect on identical terms immediately following the Closing Date, except for those that are to be terminated and replaced by Transferred Contracts.  Neither the execution and delivery of this Agreement or any Ancillary Agreement related hereto, nor the consummation or performance of any of the transactions contemplated hereby or thereby, shall directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract in any material respect or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any Material Contract.

(c)None of Seller Group nor, to the knowledge of the Seller Group Warrantors, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has Seller Group received any claim of any such breach, violation or default.  None of Seller Group has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract.  No event has occurred, and no circumstance or condition exists, that could reasonably be expected to (with or without notice or lapse of time) (i) result in a material violation or material breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(d)None of Seller Group has waived any of its material rights under any Material Contract.

(e)The performance of the Material Contracts shall not result in any material violation of or material failure to comply with any Law.

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(f)There are no Contracts which may materially impact the uptime of the Games.

Section 3.22Disclaimer and Non-Reliance

.  Notwithstanding anything contained in this Agreement to the contrary, each member of Seller Group acknowledges and agrees that (a) the Buyer is not making any representations or warranties whatsoever, express or implied, other than those expressly given by the Buyer in Article IV hereof or in any Ancillary Agreement to which a member of Seller Group is a party, (b) in entering into this Agreement and any Ancillary Agreement to which a member of Seller Group is a party, each member of Seller Group has not relied upon any representations or warranties other than the Buyer’s representations and warranties set forth in Article IV hereof and in any Ancillary Agreement to which a member of Seller Group is a party, and (c) all other representations and warranties are specifically disclaimed and not relied upon by such member of Seller Group and may not be relied upon or serve as a basis for a claim against the Buyer.  Without limiting the foregoing, any claims a member of Seller Group may have for breach of representation or warranty shall be based solely on the representations and warranties of the Buyer set forth in Article IV hereof or in any Ancillary Agreement to which a member of Seller Group is a party, except in the case of fraud, intentional misrepresentation or willful breach.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the following representations and warranties are true, correct and not misleading as of the day hereof and as of the Closing Date:

Section 4.1Organization

.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2Authority

.  Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon its execution, each Ancillary Agreement to which Buyer will be a party, will be at or prior to the Closing, duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 4.3No Conflict; Required Filings and Consents

.

(a)None of the execution and delivery by Buyer of this Agreement and of the Ancillary Agreements to which Buyer will be a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof will (i) conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, Buyer’s governing documents, (ii) conflict with, violate, result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or lapse of time or both) of any right or obligation of Buyer under, any note, bond, mortgage, indenture, license, agreement or other obligation to which Buyer is a party or by which Buyer or its properties or assets are bound, other than such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations that would not have a material effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (iii) violate any order of any Governmental Authority applicable to Buyer or any of the properties or assets of Buyer or (iv) to Buyer’s knowledge, assuming compliance with the matters referred to in Section 4.3(b), violate any applicable Law.

(b)No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreements to which Buyer will be a party, the compliance by Buyer with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Buyer of any other action contemplated hereby, other than as contemplated herein and in compliance with any applicable requirements of the Exchange Act or the Securities Act and the rules and regulations promulgated by the Commission thereunder.

Section 4.4SEC Filings

.  The Buyer has filed or furnished, as applicable, forms, statements, reports and schedules required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act, or the Securities Act since 31 December 2019 (collectively, the “Buyer Reports”).  Each of the Buyer Reports, at the time of its filing or being furnished, and if amended or supplemented, at the time of the last such amendment or supplement, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations of the SEC promulgated thereunder applicable to the Buyer Reports, as the case may be.  As of their respective dates (and, if amended, as of the date of the last such amendment), the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  The Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Each of the consolidated balance sheets included in or incorporated by reference into the Buyer Reports filed with the SEC under the Exchange Act fairly presents in all material respects the consolidated financial position of the Buyer and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into Buyer Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss)

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and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein.

Section 4.5Litigation

.  There are no legal proceedings pending or, to the knowledge of Buyer, threatened against Buyer or to which Buyer is otherwise a party which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions hereby.  Buyer is not subject to any order of any governmental body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.6Disclaimer and Non-Reliance

.  Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that (a) the Seller Group is not making any representations or warranties whatsoever, express or implied, other than those expressly given by the Sellers Group Warrantors in Article III and Article VI hereof or in any Ancillary Agreement to which a member of Seller Group is a party, (b) in entering into this Agreement, Buyer has not relied upon any representations or warranties other than the Seller Group Warrantors’ representations and warranties set forth in Article III and Article VI hereof and in any Ancillary Agreement to which a member of Seller Group is a party, and (c) all other representations and warranties are specifically disclaimed and not relied upon by Buyer and may not be relied upon or serve as a basis for a claim against the Sellers Group Warrantors, except in the case of fraud, intentional misrepresentation or willful breach.  Without limiting the foregoing, any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of the Seller Group Warrantors set forth in Article III and Article VI hereof or in any Ancillary Agreement to which a member of Seller Group is a party, except in the case of fraud, intentional misrepresentation or willful breach.

Article V
COVENANTS

Section 5.1Conduct of Business Prior to the Closing

.  Between the date of this Agreement and the Closing Date, unless Buyer shall otherwise consent in writing and subject to Section 5.2 (Restructuring), Seller Group shall cause the Business to be conducted in the ordinary course consistent with past practice, and shall preserve substantially intact the organization of the Business, keep available the services of the Employees and preserve in all material respects the current relationships of the Business with users, suppliers and other Persons with which the Business has business relations.  Without limiting the foregoing, between the date of this Agreement and the Closing Date, Seller Group shall not do or propose to do, any of the following in connection with the Business or the Purchased Assets without the prior written consent of Buyer, in each case other than those actions as contemplated under the Restructuring:

(a)issue, sell, pledge, dispose of, exclusively license or otherwise subject to any Encumbrance any Purchased Asset or the Target Equity, other than in-app sales of the Games in the ordinary course of business or, in the case of such Purchased Asset, the Permitted Encumbrances;

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(b)agree to, incur or assume any obligation or Liability that could give rise to any Encumbrance on any Purchased Asset or the Target Equity, other than, in the case of such Purchased Asset, the Permitted Encumbrances;

(c)amend, waive, modify or consent to the termination of any Transferred Contract (unless replaced), or amend, waive, modify or consent to the termination of Seller Group’s Rights thereunder;

(d)acquire any business organization or material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, non-competition or similar Contract or arrangement, in each case, in connection with the Business or the Purchased Assets;

(e)increase the compensation payable or to become payable or the benefits provided to an Employee other than as set forth in Section 5.1 of the Disclosure Schedule or any increase in compensation or benefits required by applicable Law or required pursuant to the terms of any Employee Plan as existing on the date hereof, or grant any severance or termination payment to, or pay, loan or advance any amount to, any such Person, or establish, adopt, enter into or amend any Employee Plan that any Transferred Employee would be subject to;

(f)make, revoke or modify any material Tax election, settle or compromise any Tax Liability or file any Tax Return, in each case, relating to the Games, the Business or other Purchased Assets other than on a basis consistent with past practice;

(g)cancel, compromise, waive or release any right or claim relating to the Business, the Purchased Assets or the Target Equity, other than in the ordinary course of business; (i) grant any license (other than license users of the Games in the ordinary course of business), covenant not to sue under, or other right with respect to, or sell, transfer, assign or otherwise dispose of, any Intellectual Property Rights relating to the Business to any Person, or disclose to any Person, other than Representatives of Buyer, any trade secret or other confidential information included in Business IP, (ii) permit the lapse of any right relating to Intellectual Property or any other intangible asset used or held for use in connection with the Business, (iii) agree to, or grant an option to any Person for, any of the foregoing, or subject any Business Software or other material Business IP to any Copyleft Terms;

(h)enter into or amend any Contract pursuant to which any other Person is granted joint or exclusive marketing, distribution, licensing or similar rights with respect to any Game or Business IP;

(i)commence or settle any Action relating to the Games, the Purchased Assets, the Business or the Target Companies (A) involving potential payments of more than US$[***] in aggregate, (B) that admit liability or consent to non-monetary relief, or (C) that otherwise are or would reasonably be expected to be material to the Games, the Purchased Assets, the Business or the Target Companies;

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(j)change the methods of accounting or accounting practice by Seller Group with respect to the Business, except as required by concurrent changes in Applicable Accounting Standards as agreed to by its independent public accountants;

(k)take any action, or intentionally fail to take any action, that would cause any representation or warranty made by Seller Group in this Agreement or any Ancillary Agreement to be untrue in any material respect or result in a breach of any covenant made by Seller Group in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect; or

(l)announce an intention, enter into any agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2Restructuring

(a)As soon as practicable after the date hereof and in any event prior to the Closing, Seller Group shall take all actions necessary and proper to consummate the restructuring of the Business, Seller Group and the Target Companies (the “Restructuring”), in accordance with the restructuring plan set forth in Schedule 5.2 (Restructuring Plan) (the “Restructuring Plan”) and in material compliance with all applicable Laws.

(b)From the date hereof until the Closing Date, Seller Group shall not take any action which is not consistent with the Restructuring Plan without obtaining prior written consent of Buyer.  Seller Group shall provide Buyer with (x) all Contracts, documents and instruments executed by any Non-Buyer Party and all registration/Permits made or obtained (including application documents in connection therewith), in each case, in connection with the Restructuring, (y) an update on the status of the Restructuring after the completion of any material step thereto (which shall include any action taken in connection with the Transferred Employees and the Purchased Assets), and (z) relevant documentation (if any) evidencing such update.  All Taxes incurred in connection with the Restructuring shall be paid and borne by Seller Group, and Buyer shall not have any Liability in respect thereof.  Seller Group shall provide all reasonable cooperation to Buyer in connection with any matters relating to the Purchased Assets, the Target Companies and the Restructuring and any Tax matters in connection thereto.  Seller Group shall provide Buyer with supporting documents evidencing its compliance in all material respects with the applicable Tax Laws relating to the Restructuring, including by providing Buyer or its Representatives with true copies of (i) the Tax Returns filed by Guoren with the relevant Tax authorities and (ii) the tax payment certificate, in each case, in connection with the corporate income Tax incurred by Guoren arising out of or in connection with the sale of equity interest in the Spinoff Company by Guoren to HKCo.

(c)From the date hereof until the Closing Date, Seller Group shall cooperate with Buyer in connection with the engagement of service providers for HR management and employee benefits (including, but not limited to, the payroll agency and insurance agency), and shall not sign, amend, modify, consent or terminate any material service contract with an agency described hereto unless otherwise consented by Buyer.

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Section 5.3Covenants Regarding Information

.

(a)From the date hereof until the Closing Date, Seller Group shall (i) afford Buyer and its Representatives full access at reasonable times to the Purchased Assets and Seller Group’s Seller Representatives, properties, offices and other facilities, and books and records relating to the Business, the Purchased Assets and the Assumed Liabilities, (ii) furnish Buyer with such financial, operating and other data and information in connection with the Business, the Purchased Assets and the Assumed Liabilities as Buyer may reasonably request, and (iii) instruct the employees, counsel and financial advisors of Seller Group to cooperate with Buyer in its reasonable investigation of the Business.

(b)On the Closing Date, except as provided otherwise in the Transfer Protocols or as necessary to perform the Transition Services Agreement (but only for the duration of such transition services), Seller Group shall deliver or cause to be delivered to Buyer all original (and any and all copies of) agreements, documents, and books and records and all computer disks, records or tapes or any other storage medium on which agreements, documents, books and records, files and other information primarily relating to the Business, the Purchased Assets, Target Companies and the Assumed Liabilities are stored, in each case, that are in the possession or under the control of Seller Group.  If any such computer disks, records or tapes or any other storage medium currently contain information that relates to Excluded Assets, Seller Group shall transfer a complete copy of the information stored thereon that relates to the Business (other than Excluded Assets), Purchased Assets or the Assumed Liabilities onto storage media that is delivered to Buyer on the Closing Date.  To the extent permitted by applicable Law, Seller Group shall delete all such transferred information from the existing storage media on which such information is stored and that is retained by Seller Group, and any information that is retained to comply with applicable Law shall solely be retained and used for purposes of compliance with such applicable Law and not accessed, used or shared for any other purpose.

(c)Seller Group shall (i) retain all books, documents, information, data, files and other records of Seller Group that relate to the Business for periods prior to the Closing which shall not otherwise have been delivered to Buyer for a period of seven (7) years; and (ii) in Seller Group’s commercially reasonable discretion, furnish Buyer and their representatives reasonable access to such retained items, as reasonably requested by Buyer in connection with any Actions involving or relating to the Purchased Assets, Target Companies, Assumed Liabilities or the Business or other reasonable business purposes, and, with respect to any Person that is not a party hereto, at all times subject to appropriate confidentiality obligations on the part of such Person.  With respect to any Business Records that Buyer may wish to obtain, Buyer shall provide written notice to the Seller Group for such request and the Seller Group shall have seven (7) Business Days to provide Buyer with such Business Records.  Seller Group shall permit, promptly upon reasonable request, Buyer and their Representatives to use such records for such reasonable business purposes; provided that such records shall promptly be returned to Seller Group following such use.

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Section 5.4Exclusivity

.

(a)Seller Group agrees that until the earlier of the Closing and the termination of this Agreement, it shall not, and shall ensure that none of its Seller Representatives or Affiliates shall, directly or indirectly:

(i)solicit, initiate, seek, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Buyer or an Affiliate of Buyer) relating to, in connection with, or that would reasonably be expected to lead to a possible Acquisition Transaction; or

(ii)enter into, participate in or encourage any discussions or negotiations or enter into any agreement with, or provide any nonpublic information (whether written or oral) to, any Person (other than Buyer or an Affiliate of Buyer) relating to or in connection with a possible Acquisition Transaction or an expression of interest, inquiry, proposal or offer that would reasonably be expected to lead to a possible Acquisition Transaction; or

(iii)accept any proposal or offer from any Person (other than Buyer or any Affiliate of Buyer) relating to or in connection with a possible Acquisition Transaction; or

(iv)otherwise facilitate any directed effort or attempt by any Person (other than Buyer or an Affiliate of Buyer) to make a proposal or offer concerning a possible Acquisition Transaction.

(b)For purposes of this Section 5.4, “Acquisition Transaction” shall mean any transaction directly or indirectly involving the sale, license, disposition or acquisition of all or a material portion of the Business, Purchased Assets and Target Companies or a transaction (substantively similar in effect) that would reasonably be expected to replace or impair the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.5Post-Closing Activities of Seller Group

.  Seller Group shall remain in existence, or have a suitable successor capable of performing all of Seller Group’s obligations pursuant to this Agreement and Ancillary Agreements, including pursuant to Article VIII  (Indemnification), which successor shall have agreed in writing with Buyer to assume and perform Seller Group’s obligations hereunder.

Section 5.6Notification of Certain Matters

.  Seller Group shall give prompt written notice to Buyer of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which Seller Group Warrantors have knowledge that would render any representation or warranty of any Seller Group Warrantor contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate such that the condition set forth in Section 7.3(a)(i) (Representations, Warranties and Covenants) would not be met giving effect to the reasonable opportunity to cure within thirty (30) days or (ii) any failure of Seller Group or any Affiliate of Seller Group to comply with or satisfy, in any material respect, any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the non-fulfillment of any of

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the conditions to Buyer’s obligations hereunder such that the condition set forth in Section 7.3(a)(ii) (Representations, Warranties and Covenants) would not be met after giving effect to the reasonably opportunity to cure within fifteen (15) days, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or (iv) any Action pending or, to Seller Group’s knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.7Refunds and Remittances; Accounts; Wrong Pockets

.

(a)After the Closing, (x) if any member of Seller Group or any of their respective Affiliates receives any payment, refund (including any Tax refund) or other amount (including as a result of the realization of any Tax credit) that is or arises out of a Purchased Asset or Target Company and is attributable to the period following the Closing Date (including any accounts receivable arising or for any period following the Closing) or is otherwise properly due and owing to Buyer in accordance with this Agreement, Seller Group promptly, and in any event within ten (10) Business Days, shall remit, or shall cause to be remitted, such amount to Buyer net of any applicable Taxes imposed thereon and (y) if Buyer or any of their Affiliates receive any accounts receivable or any payment, refund (including any Tax refund) or other amount (including as a result of the realization of any Tax credit) that (i) is or arises out of an Excluded Asset or (ii) is or arises out of the Purchased Assets and is attributable to a period ending on or before the Closing Date (including any accounts receivable attributable to the Business that has accrued for any period on or prior to the Closing), or is otherwise properly due and owing to Seller Group or any of its Affiliates in accordance with this Agreement, Buyer promptly, and in any event within ten (10) Business Days, shall remit, or shall cause to be remitted, such amount to Seller Group net of any applicable Taxes imposed thereon; provided, in each case, that the owing party may net from the amount owed any amount owed to it under this Section 5.7. Seller Group and Buyer shall use commercially reasonable efforts to work together in order to accomplish the forgoing.

(b)Effective as of the Closing Date, to the extent permitted under applicable Law, Seller Group hereby irrevocably constitutes and appoints Buyer as its true and lawful attorney-in-fact with full power of substitution to institute and prosecute all Actions that Buyer may in their sole discretion deem proper in order to enforce any right, title or interest in, to or under the Purchased Assets and Rights pursuant to Contracts included in the Purchased Assets, and to defend or compromise any and all Actions in respect of the Purchased Assets and Assumed Liabilities that Buyer may in their sole discretion deem proper in order to defend or enforce any right, title or interest in, to and under the Purchased Assets and Rights.

(c)If after the Closing, either party or any of their respective Affiliates discovers that any assets in existence as of the Closing that (i) are an Excluded Asset were inadvertently or mistakenly transferred by Seller Group at Closing then Buyer shall, and shall cause their Affiliates to, (A) immediately cease using such assets and (B) cooperate with Seller Group to promptly transfer or assign such assets to Seller Group (or its designee) with no requirement of additional consideration to the fullest extent permitted by applicable Law and execute and deliver any amendments to the Transfer Protocols, as applicable, to transfer such assets to Seller Group (or its designee) effective as of the Closing Date or (ii) are related to the Business

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(other than Contracts, unless agreed by Buyer, or Excluded Assets) were inadvertently or mistakenly retained by Seller Group then Seller Group shall, and shall cause its Affiliates to, (A) immediately cease using such assets and (B) cooperate with Buyer to transfer or assign such assets to Buyer (or their designee) with no requirement of additional consideration to the fullest extent permitted by applicable Law and execute and deliver any amendments or supplements to the Transfer Protocols, as applicable, to transfer such assets to Buyer effective as of the Closing Date.  The Parties agree to use their commercially reasonable efforts to structure any transfer of assets referred to in the immediately preceding sentence in a manner that minimizes Taxes and is equitable from a legal perspective for the Parties.

Section 5.8Transition Period

(a)Seller Group shall provide the services to Buyer and its Affiliates for the Business and Games for up to one (1) year after the Closing (“Transition Period”) as provided in and in accordance with and as mutually agreed upon in the Transition Services Agreement.  The Parties agree and declare that a portion of the Purchase Price for the period during which the transitions services are provided shall be allocated to such services, and no additional consideration shall be payable by Buyer in respect thereof.

(b)Transfer of the Games and Game-Related Services.

(i)Seller Group shall transfer the Games, and transfer, transition, or advise on establishing accounts for Game-Related Services to Buyer and its Affiliates as provided and in accordance with and as mutually agreed upon in the Games and Services Handover.  The Games and Services Handover encompass activities prior to the Closing and at the Closing, and may give rise to an agency relationship with respect to certain Games or Game-Related Services after Closing, which shall be governed in accordance with and as mutually agreed upon in the Retained Account Agent Agreement.

Section 5.9Employee Matters

.

(a)Seller Group shall cause, other than Employees terminated due to death, (x) all Key Employees and (y) at least [***] of all Employees other than the Key Employees to terminate his or her employment relationship (or the engagement of any part-time employee, consultant, contractor, dispatched employee or intern) with the applicable member of Seller Group by executing an Employee Termination Agreement or, as applicable, a resignation letter, and to enter into the Employment Agreements or, as applicable, Contingent Worker Agreements with the Spinoff Company or other entity designated by Buyer prior to the Closing, all of which should be in the forms prepared by and satisfactory to the Buyer.  Seller Group shall allow Buyer with commercially reasonable access to the Transferred Employees between the date hereof and the Closing Date in furtherance of the foregoing and shall use its commercially reasonable efforts to cooperate and assist Buyer with such process and shall procure such Employees to be transferred to Spinoff Company.

(b)Seller Group shall be responsible for the payment of any Required Employee Payments to the extent such payments and the amounts therefor are included in the Required Employee Payments Schedule for the Closing Date adjustment and all other amounts

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payable to Employees relating to any period prior to the Closing shall constitute an Excluded Liability.  For the avoidance of doubt, Seller Group acknowledges and agrees that Seller Group shall remain solely responsible for any and all Liabilities arising out of or relating to the employment or engagement of any Employees incurred or accrued prior to the Closing Date and shall remain solely responsible for any and all Liabilities arising out of or relating to the employment or engagement of any Employees who are not Transferred Employees incurred after the Closing Date. Seller Group shall not take, and shall cause each of its Subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer’s or Spinoff Company’s effort to hire any Transferred Employees.  Seller Group acknowledges and agrees that the Seller Group and the applicable Seller Group employer shall be solely responsible for any and all Liabilities arising out of or relating to any waiver of restrictive covenants that is issued prior to or on the Closing Date, including, but not limited to, any non-compete compensation that may still be owed.

(c)Spinoff Company (or, to the extent another entity designated by Buyer hires the relevant Transferred Employee, that other designated entity) shall with effect from the Closing assume responsibility as the employer or hirer of the Transferred Employees.  Subject to Section 5.9(b) (Employee Matters), all wages, premiums, salaries, benefits and Liabilities in respect of social insurance and housing fund system and other periodic outgoings in respect of the Transferred Employees, to the extent incurred after Closing and required by Law or Contract, shall be borne by Spinoff Company (or, to the extent another entity designated by Buyer hires the relevant Transferred Employee, that other designated entity).

Section 5.10Confidentiality Obligation

.  Prior to the Closing Date and after any termination of this Agreement, Buyer will hold, and will use its best efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by applicable Law, all confidential documents and information concerning the Business or Seller furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; provided that Buyer may disclose such information to its Representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements so long as such Persons are informed by Buyer of the confidential nature of such information and are obligated to treat such information confidentially.  The obligation of Buyer to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, Buyer will, and will use its best efforts to cause its Representatives to, in its own discretion choose to destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or on its behalf from Seller in connection with this Agreement or the Ancillary Agreements that are subject to such confidence.  Upon Closing, the obligations of the Parties under this Section 5.10 shall be such that (i) all confidential information of Seller Group relating to the Purchased Assets, Target Companies, Assumed Liabilities, Transferred Employees or the Business (other than confidential information included in the Excluded Assets or Excluded Liabilities) shall constitute confidential information of Buyer, irrespective of whether such information was identified or otherwise designated as “confidential,” and each Non-Buyer Party shall be deemed the recipient or receiving party in respect of such information and Buyer the disclosing party with respect thereto; (ii) with

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respect to such information, each Non-Buyer Party’s obligations pursuant to the Mutual Non-Disclosure Agreement entered into by and between Buyer and Fotoable dated [***] (the “Confidentiality Agreement”) shall apply for the term set forth therein; and (iii) Buyer shall have no obligations whatsoever remaining under the Confidentiality Agreement with respect to such information but the Buyer’s obligations with respect to other Confidential Information of the Seller Group shall apply for the term set forth therein.  For purposes of this Agreement, “Confidential Information” has the meaning set forth in the Confidentiality Agreement.

Section 5.11Consents and Filings

.  Seller Group and Buyer shall use all reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to obtain from Governmental Authorities and other Persons all approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  Notwithstanding anything herein to the contrary, Buyer shall not be required by this Section to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Buyer or any of their Affiliates or any portion of the Business or the Purchased Assets or (ii) limit Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Business or the Purchased Assets or any of Buyer’s or their Affiliates’ other assets or businesses.

Section 5.12Public Announcements

.  No member of Seller Group or Buyer or any of their respective Affiliates shall release or publish news releases, public announcements, advertising, or other publicity relating to this Agreement or to the transactions contemplated hereby without the prior review and written approval by the other Party.  The restrictions contained in this Section 5.12 shall not apply so as to prevent any Party from making any disclosure required by Law or by any securities exchange or supervisory or Governmental Authority pursuant to rules to which the relevant Party is subject; provided that the Party making any such disclosure required by Law or by any securities exchanges or supervisory or Governmental Authority shall use its reasonable efforts to provide a draft of such disclosure to the other party (be it Seller Group or Buyer) to provide its comments prior to the initial disclosure of such information, but for the avoidance of doubt, shall have no obligation to provide additional disclosures which are substantively the same information.

Section 5.13Registration of Stock Consideration

.  Buyer agrees that it will file, at Buyer’s expense, promptly (but in any event by no later than 30 days) following the Closing a registration statement (the “Registration Statement”) with the SEC registering the resale by HK Funjoy or its authorized assignees under the Act of the shares of Buyer issued as Stock Consideration to HK Funjoy pursuant to this Agreement.  Buyer will use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the Securities and Exchange Commission of the United States (the “Commission”) as soon as practicable, and to use its commercially reasonable efforts to maintain effectiveness of such Registration Statement until (i) the date that is one (1) year following the Closing Date, (ii) all shares covered by such Registration Statement have been sold or (iii) all shares covered by such Registration Statement may be sold under Rule 144 during any ninety (90) day period, whichever is earlier.  No later than the date on which the Registration Statement is declared effective by the Commission, Buyer shall

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have received from NASDAQ Global Select Market approval of the listing on NASDAQ Global Select Market of the shares of Buyer issued as Stock Consideration pursuant to this Agreement to HK Funjoy, subject to official notice of issuance.

Section 5.14Non-Compete Undertakings

.

(a)Each member of the Seller Group undertakes, on a joint and several basis, that it shall not, and it shall procure its Affiliates not to, directly or indirectly, either alone or jointly with or as agent for any other Person or in any capacity whatsoever:

(i)for a period of three (3) years from and after the Closing Date, carry on or be engaged or otherwise interested in any business anywhere in the world which competes with the Business (including creation, design, development (including work for hire), sale, resale, offer, distribution (including via online and mobile distribution channels), marketing (including preparation of marketing materials), integration and/or operation of any sports games (which are not currently in development on the date hereof, as identified to Buyer by the Seller as of the date hereof) or any part of the Games or Business as carried on by Buyer at Closing), provided that nothing herein shall prohibit being passive owners of not more than two percent (2%) of the outstanding shares of any corporation which is publicly traded;

(ii)for a period of three (3) years from and after the Closing Date, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of Buyer or its Affiliates (including Target Companies) to leave the employ of such employer;

(iii)at any time after Closing in the course of any business, use any trade, business or domain name or mark, logo or design previously used in the Games or Business by the Seller Group or anything which is likely to be confused with any of them;

(iv)challenge the validity or enforceability of any of the Registered Business IP; or

(v)assist or incite any other Person to do any of the above.

(b)Each of the restrictions contained in this Section 5.14 is given to Buyer and Target Companies.  Each such restriction shall be construed as a separate provision of this Agreement.  If any restriction is unenforceable but would be valid if reduced in scope or duration the restriction shall apply with the minimum modifications as may be necessary to make it valid and enforceable.  Each of Seller Group acknowledges that each restriction is no greater than is reasonably necessary to protect the interests of Buyer and Target Companies.

Section 5.15Other PRC-Related Undertakings

.

(a)[***]

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Article VI
TAX MATTERS

Section 6.1Tax Matters

.  Each Seller Group Warrantor hereby represents and warrants to Buyer, on a joint and several basis, that the following representations and warranties are true, correct and not misleading as of the date hereof and as of the Closing Date:

(a)To the extent a breach or inaccuracy of any of the following could result in a Liability of Buyer to any Person, an Encumbrance on any Purchased Asset or Target Company, or would otherwise adversely affect the Business, whether as a result of applicable Law, Contract or otherwise, and to the extent relating to the Business: (i) Seller Group has timely paid all income and other material Taxes imposed on it when the same have become due (regardless of whether having been shown as due on any Tax Return), (ii) there is no outstanding or threatened Action with respect to Taxes, (iii) to the knowledge of Seller Group Warrantors, there is no basis for any Action by any Governmental Authority for Taxes; (iv) Seller Group has timely filed all income and material Tax Returns required to be filed by, or on behalf of, Seller Group, (v) all Tax Returns filed by Seller Group are true, correct and complete in all material respects, (vi) no Seller Group has received any written notice or written inquiry from any jurisdiction where that Seller Group does not currently file Tax Returns to the effect that such filings may be required or that the Purchased Assets may otherwise be subject to taxation by such jurisdiction and (vii) there are no outstanding waivers extending the statutory period of limitation relating to Taxes of Seller Group relating to the Games, the Purchased Assets or the Target Companies.

(b)Each member of Seller Group is, and always has been, resident only in the jurisdiction of its incorporation for Tax purposes (and has never been treated as resident outside such jurisdiction for the purposes of any double tax convention), and no member of Seller Group has or has ever had a permanent establishment in a jurisdiction other than the jurisdiction of incorporation.  No member of Seller Group is acting or has ever acted as the branch, agent, factor, or tax representative of any Person resident outside the jurisdiction of its incorporation for Tax purposes.

(c)There are no Encumbrances for Taxes on any of the Purchased Assets or the Target Companies, nor are there Taxes of Seller Group that form or could form the basis for an Encumbrance on any of the Purchased Assets or the Target Companies.

(d)No Target Company has filed an entity classification election under Treasury Regulation Section 301.7701-3(c).

(e)No Target Company is or has been (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (ii) treated as a “domestic corporation” under Section 7874(b) of the Code.

(f)No Target Company is or has been a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

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(g)No Target Company owns any “United States real property interest” within the meaning of section 897(c) of the Code.

(h)No Target Company has any liability to any Person pursuant to any applicable unclaimed property, escheat or similar Law.

Section 6.2Tax Cooperation; Allocation of Taxes

.

(a)Buyer and Seller Group agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets, the Restructuring and Target Companies (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  In the event that Buyer determines in its sole and absolute discretion to make an election under Section 338(g) of the Code, Seller Group will use their commercially reasonable efforts to cooperate with Buyer in (i) determining if notice under Treasury Regulation Section 1.338-2(e)(4) is required and (ii) in completing and delivering the notice under Treasury Regulation Section 1.338-2(e)(4).  Buyer and Seller Group shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six (6) years following the Closing Date.  On or after the end of such period, each party shall provide the other with at least ten (10) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.  Seller Group and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

(b)To the extent relevant for purposes of this Agreement, and without prejudice to Section 6.3 (Transfer Taxes), all income Taxes (however denominated), sales and use Taxes, withholding Taxes and value-added Taxes of any Target Company or with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books of the applicable Target Company as of the end of the Closing Date.  All other Taxes of any Target Company or with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  Seller Group shall be liable for Taxes apportioned to the Pre-Closing Tax Period, and Buyer shall be liable for the Taxes apportioned to the Post-Closing Tax Period.

Section 6.3Transfer Taxes

.  Subject to Section 5.2(b) (Restructuring), which provides that Taxes incurred in connection with the Restructuring shall be paid and borne by Seller Group, each of the Parties shall be responsible for one-half of any Transfer Taxes, provided that each of the Parties shall be responsible for its own corporate income Tax imposed on the transfer of the legal and beneficial ownership of the Purchased Assets and the Target Equity contemplated under this Agreement and the Ancillary Agreements in accordance with applicable Law.

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Section 6.4Tax Returns

.

(a)Buyer shall file (or cause to be filed) all Tax Returns of the Target Companies that are due following the Closing Date. Unless Buyer and Seller otherwise agree in writing, all Tax Returns, including amendments thereto, in respect of the Target Companies for Pre-Closing Tax Periods shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used by the applicable Target Companies for the most recent taxable periods for which Tax Returns involving similar matters have been filed, except, in each case, to the extent otherwise required by applicable Law (determined based on a “more likely than not” level of comfort based on the advice of Buyer’s tax advisor or counsel).  Buyer shall provide Seller a draft of any Tax Return for a Pre-Closing Tax Period that is prepared pursuant to this Section 6.4 as soon as reasonably practicable but no less than five (5) days prior to the due date for filing such Tax Return and Seller shall provide Buyer with its comments (if any) to the draft Tax Return as soon as reasonably practicable after receipt of such draft Tax Return, which comments shall be considered by Buyer in good faith, and no such Tax Return shall be filed without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, if Buyer has delivered an applicable Tax Return to Seller for Seller’s review, and Seller has not provided its consent to filing by the applicable due date, Buyer shall be permitted to file such Tax Return on the due date in the manner which Buyer deems correct, subject to Seller’s rights to pursue the dispute resolution procedures described in the following sentences of this Section 6.4(a).  The parties shall cooperate in good faith to resolve any disputes with respect to Tax Returns prepared pursuant to this Section 6.4(a).  Any disputes that cannot be so resolved shall be referred to an internationally recognized accounting firm mutually agreeable to the parties for resolution, provided that such accounting firm shall only consider positions that, in its opinion, are at least “more likely than not” to be upheld under applicable Law, and provided further that if any such dispute is not resolved prior to the date such Tax Return is due, such Tax Return shall be filed in the manner which Buyer deems correct and the parties shall cooperate to amend such Tax Return to the extent necessary to reflect the determinations of the accounting firm.  The fees of the accounting firm shall be shared equally between Buyer and Seller.

(b)Without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed Buyer shall not, and shall exercise its direct and indirect voting, governance, statutory, contractual and other rights and powers available to it in respect of each Target Company such that such Target Company will not:

(i)voluntarily approach any governmental entity regarding any Taxes or Tax Returns of such Target Company relating to any Pre-Closing Tax Period;

(ii)amend, refile or otherwise modify any Tax Return of any Target Company relating in whole or in part to any Pre-Closing Tax Period;

(iii)surrender any claim for any Tax refunds of any Target Company relating to any Pre-Closing Tax Period; or

(iv)make or change any Tax elections or change any annual Tax accounting period or adopt or change any method of Tax accounting, in each case of clauses (i) through (iv) in a manner that would reasonably be expected to result in an indemnity

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claim against a Seller Group Warrantor or any increased Tax liability or any increase in income or reduction of any deduction, credit or loss carryover, in each case, of Seller Group.

(c)The Seller Group shall deliver to Spinoff Company original PRC value-added tax special invoices in respect of the Purchased Assets acquired by Spinoff Company as required under applicable Law.

Article VII
CONDITIONS TO CLOSING

Section 7.1General Conditions

.  The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either Buyer or Seller Group in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)No Injunction or Prohibition.  No Governmental Authority shall, following the date of this Agreement, have enacted, issued, promulgated, enforced or entered any Law that is in effect and prohibits or renders illegal the transactions contemplated by this Agreement or any Ancillary Agreement in a manner that is material and adverse to Buyer, Seller Group, the Business or the Purchased Assets.

(b)No Actions.  No Action shall be pending or threatened by any Governmental Authority (i) challenging the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise seeking damages or (ii) seeking to restrain or prevent the carrying out of the transactions contemplated by this Agreement or any Ancillary Agreement or to prohibit or limit the ability of Buyer to operate or control, or exercise full rights of ownership of, the Business or the Purchased Assets after the Closing Date.

(c)Approvals.  All actions by or in respect of or filings with a Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 7.2Conditions to Obligations of Seller Group

.  The obligations of Seller Group to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (subject to such deliveries that shall occur at the Closing, as set forth in Section 2.7(c) (Closing)), any of which may be waived in writing by Seller Group in its sole discretion:

(a)Representations, Warranties and Covenants.  (i) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date; and (ii) Buyer shall have performed all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by Buyer prior to or at the Closing in all material respects.

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(b)Ancillary Agreements.  Each Ancillary Agreement to which any member of Seller Group is a party has been duly executed by all parties thereto other than Seller Group on or prior to the Closing Date.

Section 7.3Conditions to Obligations of Buyer

.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, (subject to such deliveries that shall occur at the Closing, as set forth in Section 2.7(b) (Closing)), any of which may be waived in writing by Buyer in its sole discretion:

(a)Representations, Warranties and Covenants.  The representations and warranties of the Seller Group Warrantors contained in (i) this Agreement (other than the Seller Fundamental Representations) (A) that are not qualified by materiality, Material Adverse Effect, substantial compliance or a similar materiality qualifier shall be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which shall be true and correct in all material respects as of such specified date or time and (B) that are qualified by materiality, Material Adverse Effect, substantial compliance or a similar materiality qualifier shall be true and correct in all respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which shall be true and correct as of such specified date or time and (ii) the Seller Fundamental Representations shall be true and correct in all respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that speak only as of a specific date or time, which shall be true and correct in all respects as of such specified date or time.

(b)Consents.  All authorizations, consents, orders and approvals required from the counterparties under any Transferred Contracts or new agreements in replacement thereof (including all Seller Contracts set out in Schedule 2.1 (Purchased Assets)) signed by the counterparties thereto, shall have been received.

(c)Employment Agreements and Employee Matters.  (i) Except for Employees terminated due to death (x)  All Key Employees and (y) at least [***] of all Employees other than the Key Employees, shall (A) be employed/engaged and continue to be employed/engaged by Spinoff Company or another entity designated by Buyer, and (B) have resigned as a director, supervisor, legal representative and from all other positions of each member of Seller Group and their Affiliates before the Closing Date; and (ii) the Employment Agreements and Contingent Worker Agreements between each such Employee and the Spinoff Company or another entity designated by Buyer shall have already become effective by the time of Closing.

(d)Restrictive Covenant Agreement.  Each member of Seller Group and each Key Person shall have entered into the Restrictive Covenant Agreements, in a form prepared by Buyer.

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(e)Ancillary Agreements.  Each Ancillary Agreement has been duly executed by all parties thereto other than Buyer on or prior to the Closing Date.

(f)Game Transfer.  (i) Apple shall not have indicated that it is unable to or unwilling to, upon direction by Seller Group, transfer the iOS Games from Seller Group’s App Store Connect Account to the Buyer Designated App Store Connect Account and (ii) Google shall not have indicated that it is unable to or unwilling to, upon direction by Seller Group, transfer the Google Play Games from Seller Group’s Google Play Developer Account to the Buyer Designated Google Play Developer Account.

(g)Game-Related Service Transfer.  Seller Group shall have duly agreed with Buyer to a mutually acceptable handover protocol set forth as Exhibit A to this Agreement.

(h)Restructuring.  The Restructuring shall have been duly completed pursuant to the Restructuring Plan, and evidence thereof shall have been delivered to Buyer, including, among others, the completion of the renovation and decoration of the office of Spinoff Company in relation to the Replacement Lease.

(i)No Material Adverse Effect.  Since the date hereof, there shall have been no Material Adverse Effect.

(j)Completion of Equity Transfer.  The transfer of all shares in HKCo from HK Funjoy to Buyer pursuant to the Share Purchase Agreement, and the transfer of all equity interest in Spinoff Company by Guoren to HKCo pursuant to the Equity Transfer Agreement shall have been duly completed.

(k)Information Relating to the Restructuring.  Buyer shall have received true and correct copies of (i) all PRC value-added tax special invoices issued by Fotoable in respect of the Purchased Assets in connection with the Restructuring and (ii) all Contracts, documents and instruments executed by any of the Non-Buyer Party and all registration/Permits made or obtained (including application documents in connection therewith), in each case, in connect with the Restructuring.

(l)Operational Readiness.  Buyer shall have satisfied itself, in its reasonable discretion, that at the Closing Date, the Spinoff Company has achieved in all material respects Operational Readiness.

Article VIII
INDEMNIFICATION

Section 8.1Indemnification

.

(a)From and after the Closing Date and subject to Section 8.3(c) of this Agreement, each Seller Group Warrantor (collectively, the “Indemnifying Parties”), on a joint and several and after-Tax basis shall save, defend, indemnify and hold harmless, Buyer and its Affiliates and their respective successors and assignees (collectively, the

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“Indemnified Parties”) from, against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to:

(i)any breach of any representation or warranty made by any Seller Group Warrantor in this Agreement or any Ancillary Agreement entered into by any member of Seller Group and any schedule, certificate or other instrument delivered pursuant hereto or thereto (but for the avoidance of doubt subject to the limitations in Section 8.3 (Limits on Indemnification));

(ii)any breach of any covenant or agreement of Seller Group Warrantors contained in this Agreement or any Ancillary Agreement entered into by any member of Seller Group;

(iii)any Excluded Asset, Excluded Liability or the Restructuring (with any Liabilities relating to Taxes described in Section 2.4(a) or arising out of or in connection with the Restructuring, the “Tax Indemnity”); and

(iv)any fraud, intentional misrepresentation or willful breach arising out of or in connection with this Agreement or any Ancillary Agreement by any Seller Group Warrantor.

(b)Any Person entitled to bring claims under Section 8.1(a) (Indemnification) shall be subject to the time limits set forth below only:

(i)until the thirtieth (30th) day following the tenth (10th) anniversary of the Closing Date, with respect to any Seller Fundamental Representations;

(ii)until the fifteenth (15th) month anniversary of the Closing Date with respect to any Seller Operational Representations;

(iii)until the thirtieth (30th) day following the tenth (10th) anniversary of the Closing Date, with respect to any fraud, intentional misrepresentation or willful breach pursuant to Section 8.1(a)(iv); and

(iv)until the thirtieth (30th) day following the fifth (5th) anniversary of the Closing Date, with respect to any Seller Tax Representation or the Tax Indemnity.

Section 8.2Procedures

.

(a)An Indemnified Party seeking indemnification from the Indemnifying Parties shall give the Indemnifying Parties prompt notice in writing (a “Claim Notice”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (a “Third-Party Claim”); provided, that failure to deliver a Claim Notice shall not relieve the Indemnifying Party from its obligations under this ARTICLE VIII (Indemnification) except to the extent that the Indemnifying Party reasonably demonstrates that it is actually and materially prejudiced by such failure.

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(b)The Indemnifying Parties, at their expense, shall be entitled to, upon its written notification to Buyer (on behalf of the Indemnified Parties), participate in, but not control, the defense of any Third-Party Claim.  The Indemnified Parties shall have the right in their sole discretion to conduct the defense of, and to settle, any such claim and consider in good faith any comments the Seller Group Warrantors may have in connection thereto (or to permit the Indemnifying Party to conduct the defense of, and to settle, any such claim); provided, however, that where such settlement would be the subject of indemnification in any Claim Notice, the Indemnifying Parties must provide prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) to any settlement.

(c)An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party promptly after becoming aware of facts supporting such Direct Claim, and shall provide such recipient with such information with respect thereto as it may reasonably request.  The failure to deliver a Claim Notice, however, shall not relieve the Indemnifying Party from its obligations under this Article VIII (Indemnification) except to the extent that the Indemnifying Party reasonably demonstrates that it is actually prejudiced by such failure.  If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days following its receipt of a Claim Notice in respect of a Direct Claim that it disputes its Liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a Liability of the Indemnifying Party hereunder.

(d)For any indemnification claim, the Indemnified Parties shall first seek indemnification from the Escrow Fund before seeking indemnification directly from Seller Group Warrantors, solely to the extent the Escrow Fund contains sufficient funds to satisfy the claimed amounts under such indemnification claim.  The existence of the escrowed funds under the Escrow Agreement will not be deemed to limit the amount of any allowable claims by any Indemnified Party pursuant to this Agreement for Losses in excess of the amount of such escrowed funds.

(e)No Indemnifying Party shall be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

Section 8.3	Limits on Indemnification

.  The liability of any Indemnifying Party pursuant to this Article VIII (Indemnification) for claims for Losses arising, directly or indirectly, from the following items shall be subject to the following limitations:

(a)Tipping Basket.  Any Indemnifying Party shall not be liable to any Indemnified Party for any claim for indemnification pursuant to Article VIII unless and until the aggregate amount of all such Losses incurred or suffered by the Indemnified Parties exceeds US$[***] (at which point the Indemnifying Parties will indemnify the Indemnified Parties for all such Losses).

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(b)Maximum Indemnification of Seller Group Warrantors.  The maximum aggregate amount of all indemnifiable Losses which may be recovered from Seller Group Warrantors (in each case on an after-Tax basis):

(i)pursuant to Section 8.1(a)(i) in respect of breaches of any Seller Fundamental Representations or any Seller Tax Representations shall be an amount equal to (x) the Cash Consideration plus (y) the lesser of (A) US$210,000,000 and (B) (if, before any claim is brought against any Indemnifying Party by any Indemnified Party, all the shares under the Stock Consideration have been sold in good faith transactions by HK Funjoy to bona fide purchasers not Affiliated to any Indemnifying Party), the total purchase price for such shares under such transactions (such sum amount, the “Higher Cap Amount”);

(ii)pursuant to Section 8.1(a)(i) in respect of breaches of any Seller Operational Representations shall be an amount equal to the Escrow Amount; and

(iii)pursuant to Section 8.1(a)(ii) and Section 8.1(a)(iii) in respect of the Restructuring and the Tax Indemnity shall be an amount equal to the Higher Cap Amount.

Notwithstanding anything to the contrary herein, with respect to indemnification by Seller Group Warrantors pursuant to Section 8.1(a), under no circumstances can the Buyer recover, and no Seller Group Warrantor shall be responsible for, any Losses in excess of the Higher Cap Amount.  In determining the amount of Losses in respect of any breach of any representation or warranty (but not in determining the existence of any breach), any materiality or Material Adverse Effect standard contained in such representation or warranty shall be disregarded.

(c)Exceptions to Limitations.  Notwithstanding the foregoing and subject to Section 8.6, the restrictions on indemnification by Seller Group warrantors set forth in Section 8.3(a) and Section 8.3(b) shall not apply to Losses arising out of or relating to any Excluded Asset or Excluded Liability (regardless of whether or not such Excluded Asset or Excluded Liability would also constitute a breach of a representation or warranty) or the inaccuracy or breach of any representation or, warranty arising from and in connection with fraud, intentional misrepresentation or willful breach by any Seller Group Warrantor.

(d)Remedies Not Affected.  To the fullest extent permitted by applicable Law, Buyer expressly reserves the right to seek indemnity or other remedy as set forth in Section 8.7 (Indemnification Exclusive Remedy) for any Losses arising out of or relating to any breach of any representation, warranty, covenant or agreement contained herein, notwithstanding any due diligence or other investigation by Buyer or any of their Representatives, knowledge or imputed knowledge in respect of any fact or circumstance that reveals the occurrence of the breach, whether before or after the execution and delivery of this Agreement.  The Parties agree that, to the extent applicable under the Law, Buyer’s lack of knowledge or reliance shall not be a defense in Law or equity to any claim of breach of representation, warranty, covenant or agreement by Seller Group herein.

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(e)No Party shall have a right to make a claim for any Loss for contingent or inchoate claims and may claim only for a Loss that has, in fact, been paid or incurred.

Section 8.4Reduction of Purchase Price

.  The Parties agree to treat all amounts paid under this ARTICLE VIII (Indemnification) as an adjustment to the aggregate Purchase Price payable under this Agreement and the Escrow Agreement, unless otherwise required by applicable Law (including any change thereto), a closing agreement with an applicable Tax authority or a final judgment of a court of competent jurisdiction.

Section 8.5Setoff

.  In addition to any rights of setoff or other similar rights that any the Parties may have at Law or otherwise, the Parties hereto shall have the right to withhold and deduct any sum payable to the other Party any amounts due for any claims by such Party for any Losses suffered or incurred by them and for which they are entitled to recovery under this ARTICLE VIII (Indemnification) or otherwise; provided, that any Claim against Seller Group Warrantors shall be brought in accordance with Section 8.2(d).

Section 8.6No Duplicative Recovery

.  Notwithstanding anything to the contrary contained in this Agreement, no Person shall be entitled to recover in duplication any Losses pursuant to this Article VIII to the extent the state of facts giving rise to such Losses constitutes a breach of more than one representation, warranty, covenant or other provision of this Agreement or any Ancillary Agreement entered into by any member of Seller Group.

Section 8.7Indemnification Exclusive Remedy

.

(a)Subject to Section 8.6 and Section 8.7(b), from and after the Closing, the Parties acknowledge and agree that this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties with respect to any claims for Losses for which indemnification is provided hereunder; provided, however, that nothing in this Section 8.7(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Indemnified Party pursuant to Section 2.8 (Closing Payment Adjustment), Section 5.14 (Non-Compete Undertakings) and Section 11.17 (Specific Performance), or under the Restrictive Covenant Agreement or Section 11 (Parent Guarantee) of the Transition Services Agreement.

(b)Notwithstanding anything to the contrary in this Agreement, nothing in this Article VIII shall limit (i) the rights or remedies of the Indemnified Parties pursuant to Section 8.1(a)(iv) and (ii) the Indemnified Parties’ right to bring claims based on fraud, intentional misrepresentation or willful breach with respect to this Agreement or any Ancillary Agreement at any time following the Closing Date (which such right shall survive in accordance with Section 8.1(b)(iii)).

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Article IX
ESCROW FUND

Section 9.1Escrow Fund

.  By virtue of this Agreement and the Escrow Agreement:

(a)Buyer and HK Funjoy shall enter into the Escrow Agreement with the Escrow Agent as soon as reasonably practicable on or around the date of this Agreement and in any event prior to Closing.

(b)As partial security for the indemnity obligations under Section 8.1(a) (Indemnification), the Escrow Amount shall be deposited with the Escrow Agent in accordance with Section 2.7(d)(ii) (Closing) in an account bearing interest at the market interest rates offered by the Escrow Agent.  The Escrow Fund shall be governed by the terms set forth in this Article IX (Escrow Fund) and in the Escrow Agreement and shall be available to compensate the Indemnified Parties for claims by such parties for Losses suffered or incurred by them and for which they are entitled to recovery under Section 8.1(a) (Indemnification).

(c)Subject to Section 8.2(d), all indemnification claims against Seller Group Warrantors shall be brought first against the Escrow Amount and (subject to other limits and caps identified herein) thereafter against Seller Group Warrantors.  In the event that Buyer or its Affiliates are entitled to damages or indemnification beyond the Escrow Amount, Buyer or its Affiliates shall be entitled to proceed directly against Seller Group Warrantors pursuant to the terms of and procedures set forth in Article VIII (Indemnification).  For the avoidance of doubt, Losses indemnifiable under this Agreement, if any, exceeding the Escrow Amount shall be compensated by Seller Group Warrantors.

(d)All interest or profit generated on the Escrow Amount (subject to any deduction of Tax at source or any bank or other charges properly charged to the Escrow Fund) shall be added to the Escrow Amount.  All charges incurred in relation to the Escrow Fund shall be borne by Buyer.  The Parties agree that HK Funjoy will, and will be treated as, and will be reported for all Tax purposes as, the beneficial owner of the Escrow Amount.

Section 9.2Payments from the Escrow Fund

(a)The Escrow Fund shall be maintained and operated for the period commencing on the Closing Date and ending on the date which is the later of (i) fifteen (15) months from the Closing Date or (ii) such later date as may be required in accordance with Section 9.2(d) (the “Escrow Period”).

(b)The balance of the Escrow Amount, if any, after payments or retention made in accordance with clauses (c), (d), (e) and (f) of this Section 9.2 (Payments from the Escrow Fund) shall be released to HK Funjoy from the Escrow Fund at the end of the Escrow Period, and HK Funjoy and Buyer shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay such Escrow Amount to HK Funjoy on behalf of Seller Group Warrantors.

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(c)If an actual claim against a Seller Group Warrantor (or any of them) under this Agreement arising out of or in relation to any claims pursuant to Section 8.1(a) (Indemnification) (an “Escrow Claim”) is:

(i)settled during the Escrow Period, HK Funjoy and Buyer shall, upon such settlement and in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay to Buyer an amount equal to the lesser of:

(A)the amount due under the Escrow Claim; and

(B)the amount then remaining in the Escrow Account; or

(ii)settled but not actually paid to and received by Buyer (whether from the Escrow Account or by Seller Group Warrantors to Buyer directly) during the Escrow Period, then Buyer shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to retain in the Escrow Account the lesser of:

(A)the amount then remaining in the Escrow Account; and

(B)an amount equal to the amount of all such Escrow Claims,

and the Escrow Period shall be deemed to be extended pending settlement of all such Escrow Claims.

(d)If written notice of an Escrow Claim is given by Buyer to Seller Group Warrantors during the Escrow Period but such Escrow Claim is not settled during the Escrow Period, Buyer and HK Funjoy shall as soon as possible within sixty (60) days of receipt of the written notice by Seller Group Warrantors, agree and determine the genuine and bona fide estimate of the amount of Seller Group Warrantors’ Liability to Buyer if such Escrow Claim were to be resolved in Buyer’s favor (“Estimated Liability”).  In the absence of such agreement, the following procedure shall apply:

(i)at the request of either Party, the determination of the Estimated Liability shall be referred to a solicitor or barrister of not less than ten (10) years standing, having experience in claims similar to a relevant Escrow Claim, as agreed by HK Funjoy and Buyer (“Counsel”);

(ii)Counsel shall be requested to provide his determination of the Estimated Liability within fifteen (15) Business Days of accepting his appointment (or such other period as HK Funjoy and Buyer may otherwise agree with Counsel);

(iii)Counsel shall act as an expert and not as arbitrator and his determination regarding the amount of the Estimated Liability shall, in the absence of manifest error, be final and binding on all the parties, including each Seller Group Warrantor; and

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(iv)Counsel’s fees in making his determination of the Estimated Liability shall be borne by Buyer on the one hand and Seller Group Warrantors on the other equally.

(e)Any amount retained in the Escrow Account pursuant to Section 9.2(d) above shall remain in the Escrow Account pending settlement of the relevant Escrow Claim in accordance therewith.  Buyer and HK Funjoy shall, in accordance with the notification requirements of the Escrow Agreement, promptly instruct the Escrow Agent to pay to HK Funjoy the balance of the Escrow Amount, if any, that exceeds the aggregate amount of Estimated Liability, as determined pursuant to Section 9.2(d), in respect of any and all Escrow Claims described in Section 9.2(d).  HK Funjoy and Buyer shall, promptly and in any event within three (3) Business Days following the settlement of all Escrow Claims described in Section 9.2(d) and in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay to Buyer the lesser of:

(i)the amount then remaining in the Escrow Amount; and

(ii)an amount equal to the amount of the Escrow Claim.

Following payment of the final outstanding Escrow Claim in accordance with this Section 9.2(e), the balance of the Escrow Account, if any, shall be released to HK Funjoy (on behalf of Seller Group Warrantors) and the Escrow Agreement shall terminate.

(f)For the purposes of this Section 9.2 (Payments from the Escrow Fund), an Escrow Claim shall be deemed to be settled:

(i)when HK Funjoy and Buyer so agree in writing;

(ii)when an order or judgment of a court of competent jurisdiction has been given in respect of it with all rights of appeal having been exhausted; or

(iii)when such amount is unconditionally withdrawn by Buyer in writing.

(g)Neither the payment of any amount to Buyer from the Escrow Account nor the release to HK Funjoy of any amount from the Escrow Account shall in any way prejudice, limit or otherwise affect any right or remedy that Buyer may have under this Agreement or the Ancillary Agreements, including in respect of any Escrow Claim.

(h)Payment of any amount in accordance with this Article IX (Escrow Fund) to settle an Escrow Claim shall, so far as possible, be deemed to be a reduction of the Purchase Price.

(i)HK Funjoy and Buyer shall issue instructions for payment from the Escrow Account of the amounts due under the above clauses without undue delay.

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Article X
TERMINATION

Section 10.1Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written consent of Buyer and Fotoable (on behalf of Seller Group);

(b)by Fotoable, if Seller Group is not then in material breach of its obligations under this Agreement and Buyer breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would give rise to a failure of a condition set forth in Section 7.2 (Conditions to Obligations of Seller Group), (ii) cannot be or has not been cured within forty-five (45) days following delivery to Buyer of written notice of such breach or failure to perform and (iii) has not been waived by Fotoable;

(c)by Buyer, if Buyer is not then in material breach of its obligations under this Agreement and Seller Group breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would give rise to a failure of a condition set forth in Section 7.3 (Conditions to Obligations of Buyer), (ii) cannot be or has not been cured within forty-five (45) days following delivery to Fotoable of written notice of such breach or failure to perform and (iii) has not been waived by Buyer;

(d)by either Fotoable or Buyer if the Closing shall not have occurred by December 31, 2021; provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of, or will have resulted in, the failure of the Closing to occur on or prior to such date; or

(e)by either Fotoable or Buyer in the event that any Governmental Authority shall have issued any Law or taken any other Action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law or other Action shall have become final and non-appealable; provided, that the Party so requesting termination shall have complied with its obligations under Section 5.11 (Consents and Filings).

The Party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other parties.

Section 10.2Effect of Termination

.  In the event of termination of this Agreement as provided in Section 10.1 (Termination), this Agreement shall forthwith become void and there shall be no Liability on the part of any Party except (a) for Section 5.10 (Confidentiality Obligation), Section 5.12 (Public Announcements), Section 11.2 (Fees and Expenses), Section 11.6 (Notices), Section 11.9 (No Third-Party Beneficiaries), Section 11.10 (Governing Law), Section 11.11 (Arbitration) and this Section 10.2 (Effect of Termination) and (b) that nothing herein shall relieve a Party from Liability for any breach of this Agreement prior to such

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termination.  In the event a Party seeks to terminate this Agreement, and Buyer has acquired the Target Equity in HKCo and/or Spinoff Company or some Purchased Assets, prior to such date in connection with the Restructuring or this Agreement, the Parties shall promptly take all actions and execute all documents in order to unwind such transaction(s).

Article XI
GENERAL PROVISIONS

Section 11.1Disclosure Schedule References

.  The Parties agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if specifically, fairly, accurately and fully disclosed and the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties.

Section 11.2Fees and Expenses

.  Except as otherwise provided in this Agreement, the Ancillary Agreements and the Escrow Agreement, each party shall pay its own Transaction Expenses, except as set forth in Article VI (Tax Matters) in respect of Taxes.  In the event of termination of this Agreement, the obligation of each party to pay its own fees, costs and expenses shall be subject to any rights of such party arising from a breach of this Agreement by any other party.

Section 11.3Amendment

.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 11.4Withholding

.  If Buyer is required by law to make a deduction or withholding in respect of any part of the Purchase Price, it shall be entitled to do so and shall not be under an obligation to make an additional payment to ensure that Seller Group receive the same amount it would have received had no such deduction or withholding been required to be made provided, however, prior to deducting or withholding any amounts in respect of any part of the Purchase Price, Buyer shall use commercially reasonably efforts to inform the Seller Group of its intent to deduct or withhold such amounts and shall reasonably cooperate with Seller to reduce or eliminate the requirement to deduct or withhold such amounts to the extent permitted by applicable Laws and if any amount is so withheld, such withheld amount shall be treated for all purposes of this Agreement as having been paid to Seller Group.

Section 11.5Waiver

.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

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Section 11.6Notices

.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

(i)if to Seller, to:

[***]
Attention:  [***]
E-mail:  [***]

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

47/F PARK PLACE

1601 NANJING ROAD WEST

SHANGHAI 200040 CHINA

Attention: Jie SUN (Jeffrey)

Email: jeffrey.sun@orrick.com

(ii)if to Buyer, to:

699 Eighth Street, San Francisco, CA USA 94010
Attention:  Chief Legal Officer
E-mail:  legalnotices@zynga.com

with a copy (which shall not constitute notice) to:

White & Case
9th Floor Central Tower, 28 Queen’s Road Central, Hong Kong

Attention:  Paul Tang
E-mail:  paul.tang@whitecase.com

Section 11.7Interpretation

.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein and all certificates and instruments delivered pursuant hereto (other than the Ancillary Agreements).  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to

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days mean calendar days unless otherwise specified.  References to a Person are also to its permitted successors and assigns.  All references to “USD,” “dollars” or “US$” in this Agreement shall mean U.S. Dollars and all amounts shall be payable in United States Dollars unless otherwise indicated.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless otherwise expressly indicated, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as amended, modified or supplemented as of the Closing Date, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all assets, real and personal, tangible and intangible.  The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 11.8Entire Agreement

.  This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 11.9No Third-Party Beneficiaries

.  Except as provided in Article VIII (Indemnification), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 11.10Governing Law

.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Law of Hong Kong, without regard to the conflicts of law rules of such state.

Section 11.11Arbitration

.

(a)Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim.  Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation.  If, within thirty (30) days following the commencement of such consultation, the dispute cannot be resolved, the dispute may be submitted to arbitration at any time following such thirty (30) day period upon the request of any Party with notice to the other Parties.

(b)The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”).  There shall be three (3) arbitrators.  The complainant and the respondent to such dispute shall each select one arbitrator within thirty

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(30) days after giving or receiving the demand for arbitration.  Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list.  The Chairman of the HKIAC shall select the third (3rd) arbitrator, who shall be qualified to practice Law in Hong Kong.  If either Party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(c)The arbitration shall be conducted in English.  The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction.  The Parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each Party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing Party in any such arbitration shall be entitled to recover from the non-prevailing Party its reasonable costs and attorney fees.  The Parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions, specific performance, and lost profits.

Section 11.12Assignment; Successors

.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by a party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the parties may assign this Agreement and any rights hereunder to any Affiliate without the prior consent of any other party; provided, further, that no assignment shall limit the assignor’s obligations hereunder; and provided that the assignor informs the other party reasonably in advance prior to such assignment.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 11.13Severability

.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.14Counterparts

.  This Agreement may be executed in two (2) or more original counterparts, all of which shall be considered one and the same instrument and shall become effective when one (1) or more originals have been signed by each of the Parties and delivered to the other party.

Section 11.15No Presumption Against Drafting Party

.  Each of the Parties acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed

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ambiguities in this Agreement or any of the Ancillary Agreements against the drafting party has no application and is expressly waived.

Section 11.16Language

.  This Agreement has been negotiated and signed in the English language.  If this Agreement is translated into any language other than English, the English language text shall always prevail.

Section 11.17Specific Performance

.  The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, (i) any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at law would be adequate, and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 11.18Foreign Exchange Conversions

.  If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with the terms of this Agreement or any Exhibit or Schedule referred to herein is originally stated or expressed in a currency other than USD, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into USD at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder; provided, however, that nothing in this Section 11.18 shall be deemed to require any part to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a Party to violate, applicable Law.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZYNGA INC.

By:	/s/ Matthew S. Bromberg
Name:	Matthew S. Bromberg
Title:	Chief Operating Officer

FUNJOY TECHNOLOGY LIMITED ([***])

By:	/s/ Hu Zhinong胡志农
Name:	Hu Zhinong胡志农
Title:	Director (董事)

[***] (Beijing Fotoable Technology Limited)

By:	/s/ Hu Zhinong胡志农
Name:	Hu Zhinong胡志农
Title:	Chief Executive Officer/Chairman

[***] Beijing Guoren Interactive Technology Co., Ltd.

By:	/s/ Ma Li马莉
Name:	Ma Li马莉
Title:	Legal Representative (法定代表人)

[***] Shanghai Lanfeng Tuoyuan Management Center (Limited Partnership)

By:	/s/ Jiang Shuhua江书华
Name:	Jiang Shuhua江书华
Title:	Managing Partner执行事务合伙人

[***] Shanghai Xianke Guanchen Management Center

[Signature Page to Master Business Transfer Agreement]

By:	/s/ Zhang Yong张勇
Name:	Zhang Yong张勇
Title:	Chief Executive Officer

Lvy Technology Limited ([***])

By:	/s/ Hu Zhinong胡志农
Name:	Hu Zhinong胡志农
Title:	Director (董事)

[***] (Beijing StarLark Technology Co., Ltd.)

By:	/s/ Henry You尤闻宇
Name:	Henry You尤闻宇
Title:	Legal Representative (法定代表人)

[Signature Page to Master Business Transfer Agreement]